Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

     Exelon, ComEd, PECO and Generation

     Exelon and Generation have reclassified their December 31, 2004 and previous financial statements for the presentation of certain businesses as discontinued operations within Exelon’s and Generation’s Consolidated Statements of Income and a change in the reportable segments presented by Exelon. As discussed in Notes 25 and 26 of Exelon’s Notes to Consolidated Financial Statements, on January 31, 2005, subsidiaries of Generation completed a series of transactions that resulted in Generation’s sale of its investment in Sithe. In addition, during 2004 and 2003, Exelon sold or unwound substantially all components of Enterprises and AllEnergy Gas & Electric Marketing LLC (AllEnergy), a business within Exelon Energy. As a result, the results of operations and any gain or loss on the sale of qualifying components of Enterprises have been presented as discontinued operations within Exelon’s Consolidated Statements of Income. As Exelon sold or wound down substantially all components of Enterprises, Exelon determined that it would no longer present Enterprises as a reportable segment. Accordingly, the remaining Enterprises businesses are reported within “Other.”

     The Critical Accounting Policies and Estimates and New Accounting Pronouncement sections presented below indicate the registrant or registrants to which each policy, estimate or accounting standard is applicable.

Critical Accounting Policies and Estimates

     The preparation of financial statements in conformity with GAAP requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the amounts of assets and liabilities reported in the financial statements. Management discusses these policies, estimates and assumptions within its Accounting and Disclosure Governance Committee on a regular basis and provides periodic updates on management decisions to the Audit Committee of the Exelon Board of Directors. Management believes that the areas described below require significant judgment in the application of accounting policy or in making estimates and assumptions in matters that are inherently uncertain and that may change in subsequent periods. Further discussion of the application of these accounting policies can be found in the Registrants’ Notes to Consolidated Financial Statements.

Asset Retirement Obligations (Exelon, ComEd, PECO and Generation)

     Nuclear Decommissioning (Exelon and Generation)

     Generation must make significant estimates and assumptions in accounting for its obligation to decommission its nuclear generating plants in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143).

     SFAS No. 143 requires that Generation estimate the fair value of its obligation for the future decommissioning of its nuclear generating plants. To estimate that fair value, Generation uses a probability-weighted, discounted cash flow model considering multiple outcome scenarios based upon significant assumptions embedded in the following:

     Decommissioning Cost Studies. Generation uses decommissioning cost studies prepared by a third party to provide a marketplace assessment of costs and the timing of decommissioning activities validated by comparison to current decommissioning projects and other third-party estimates.

     Cost Escalation Studies. Cost escalation studies are used to determine escalation factors and are based on inflation indices for labor, equipment and materials, energy and low-level radioactive waste disposal costs.

     Probabilistic Cash Flow Models. Generation’s probabilistic cash flow models include the assignment of probabilities to various cost levels and various timing scenarios. The probability of various timing scenarios incorporate the factors of current license lives, anticipated license renewals and the timing of DOE acceptance for disposal of spent nuclear fuel.

     Discount Rates. The probability-weighted estimated cash flows using these various scenarios are discounted using credit-adjusted, risk-free rates applicable to the various businesses.

     Changes in the assumptions underlying the foregoing items could materially affect the decommissioning obligation recorded and could affect future updates to the decommissioning obligation to be recorded in the consolidated financial statements. For example, the 20-year average cost escalation rates used in the current ARO calculation approximate 3% to 4%. A uniform increase in these escalation rates of 25 basis points would increase the total ARO recorded by Exelon by approximately 11% or more than $400 million. Under SFAS No. 143, the nuclear decommissioning obligation is adjusted on an ongoing basis due to the passage of time and revisions to either the timing or amount of the original estimate of undiscounted cash flows. For more information regarding the adoption and ongoing application of SFAS No. 143, see Note 1 and Note 14 of Exelon’s Notes to Consolidated Financial Statements.

     Other Asset Retirement Obligations (Exelon, ComEd, PECO and Generation)

     The FASB has issued an exposure draft of proposed interpretations of SFAS No. 143. The exposure draft addresses the accounting for conditional asset retirement obligations. The proposed guidance is not anticipated to have any impact on Generation’s asset retirement obligations for nuclear decommissioning but may result in the recording of liabilities at Exelon, ComEd, PECO and Generation for conditional legal obligations meeting the scope of the interpretation.

Asset Impairments (Exelon, ComEd, PECO and Generation)

     Goodwill (Exelon and ComEd)

     Exelon and ComEd had approximately $4.7 billion of goodwill recorded at December 31, 2004, which relates entirely to the goodwill recorded upon the acquisition of ComEd. Exelon and ComEd perform assessments for impairment of their goodwill at least annually, or more frequently if events or circumstances indicate that goodwill might be impaired. Application of the goodwill impairment test requires management’s judgments, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit.

     Exelon and ComEd performed their annual assessments of goodwill impairment as of November 1, 2004 and determined that goodwill was not impaired. Exelon assesses goodwill impairment at its Energy Delivery reporting unit; accordingly, a goodwill impairment charge at ComEd may not necessarily affect Exelon’s results of operations as the goodwill impairment test for Exelon considers the cash flows of the entire consolidated Energy Delivery business segment, which includes both ComEd and PECO.

     In the assessments, Exelon and ComEd estimated the fair value of the Energy Delivery and ComEd reporting units using a probability-weighted, discounted cash flow model with multiple scenarios. The fair value determination is dependent on many sensitive, interrelated and uncertain variables, including changing interest rates, utility sector market performance, the capital structures of Energy Delivery and ComEd, market prices for power, post-2006 rate regulatory structures, operating and capital expenditure requirements, and other factors. Changes in assumptions regarding these variables or in the assessment of how they interrelate could produce a different impairment result, which could be material. For example, a hypothetical decrease of approximately 10% in Energy Delivery’s and ComEd’s expected discounted cash flows would result in no impairment at Exelon, but an estimated impairment of goodwill of approximately $1.7 billion at ComEd.

     Long-Lived Assets (Exelon, ComEd, PECO and Generation)

     Exelon, ComEd, PECO and Generation evaluate the carrying value of their long-lived assets, excluding goodwill, when circumstances indicate the carrying value of those assets may not be recoverable. The review of long-lived assets for impairment requires significant assumptions about operating strategies and estimates of future cash flows, which require assessments of current and projected market conditions. For the generation business, forecasting future cash flows requires assumptions regarding forecasted commodity prices for the sale of power and costs of fuel. A variation in the assumptions used could lead to a different conclusion regarding the realizability of an asset and, thus, could have a significant effect on the consolidated financial statements.

     Investments (Exelon, ComEd, PECO and Generation)

     Exelon, ComEd, PECO and Generation had approximately $6,066 million, $91 million, $109 million and $5,365 million, respectively, of investments, including investments held in nuclear decommissioning trust funds, recorded as of December 31, 2004. Exelon, ComEd, PECO and Generation consider investments to be impaired when a decline in fair value below cost is judged to be other-than-temporary. If the cost of an investment exceeds its fair value, they evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, as well as their intent and ability to hold the investment. The Registrants also consider specific adverse conditions related to the financial health of and business outlook for the investee.

Defined Benefit Pension and Other Postretirement Welfare Benefits (Exelon, ComEd, PECO and Generation)

     Exelon sponsors defined benefit pension plans and postretirement welfare benefit plans applicable to essentially all ComEd, PECO, Generation and BSC employees and certain Enterprises employees. See Note 15 of Exelon’s Notes to Consolidated Financial Statements for further information regarding the accounting for Exelon’s defined benefit pension plans and postretirement welfare benefit plans.

     The costs of providing benefits under these plans are dependent on historical information such as employee age, length of service and level of compensation, and the actual rate of return on plan assets. Also, Exelon utilizes assumptions about the future, including the expected rate of return on plan assets, the discount rate applied to benefit obligations, rate of compensation increases and the anticipated rate of increase in health care costs.

     The selection of key actuarial assumptions utilized in the measurement of the plan obligations and costs drives the results of the analysis and the resulting charges. The long-term expected rate of return on plan assets (EROA) assumption used in calculating pension cost was 9.00% in 2004 and 2003 compared to 9.50% for 2002. The weighted average EROA assumption used in calculating other postretirement benefit costs ranged from 8.33% to 8.35% in 2004 compared to 8.40% in 2003 and 8.80% for 2002. A lower EROA is used in the calculation of other postretirement benefit costs, as the other postretirement benefit trust activity is partially taxable while the pension trust activity is non-taxable. The Moody’s Aa Corporate Bond Index was used as the basis in selecting the discount rate for determining the plan obligations, using 5.75%, 6.25% and 6.75% at December 31, 2004, 2003 and 2002, respectively. The reduction in the discount rate is due to the decline in Moody’s Aa Corporate Bond Index in 2004 and 2003.

     The following tables illustrate the effects of changing the major actuarial assumptions discussed above:

	Impact on
	Projected Benefit	Impact on	Impact on
	Obligation at	Pension Liability at	2005
Change in Actuarial Assumption	December 31, 2004	December 31, 2004	Pension Cost

Pension benefits
Decrease discount rate by 0.5%	$626	$535	$40
Decrease rate of return on plan assets by 0.5%	—	—	35

	Impact on	Impact on
	Other Postretirement	Postretirement	Impact on 2005
	Benefit Obligation	Benefit Liability	Postretirement
Change in Actuarial Assumption	at December 31, 2004	at December 31, 2004	Benefit Cost

Postretirement benefits
Decrease discount rate by 0.5%	$174	$—	$17
Decrease rate of return on plan assets by 0.5%	—	—	5

     Assumed health care cost trend rates also have a significant effect on the costs reported for Exelon’s postretirement benefit plans. To estimate the 2004 cost, Exelon assumed a health care cost trend rate of 10%, decreasing to an ultimate trend rate of 4.5% in 2011, compared to the 2003 assumption of 8.5%, decreasing to an ultimate trend rate of 4.5% in 2008. To estimate the 2005 cost, Exelon will assume a health care cost trend rate of 9%, decreasing to an ultimate trend rate of 5% in 2010. A one-percentage point change in assumed health care cost trend rates in 2004 would have the following effects:

Effect of a one percentage point increase in assumed health care cost trend
on total service and interest cost components	$34
on postretirement benefit obligation	$327
Effect of a one percentage point decrease in assumed health care cost trend
on total service and interest cost components	$(28)
on postretirement benefit obligation	$(276)

     The assumptions are reviewed at the beginning of each year during Exelon’s annual review process and at any interim remeasurement of the plan obligations. The impact of assumption changes is reflected in the recorded pension amounts as they occur, or over a period of time if allowed under applicable accounting standards. As these assumptions change from period to period, recorded pension amounts and funding requirements could also change.

     In 2004, Exelon incurred approximately $294 million in costs associated with its pension and postretirement benefit plans, including curtailment and settlement costs of $24 million. Although 2005 pension and postretirement benefit costs will depend on market conditions, Exelon believes that its pension and postretirement benefit costs will decrease in 2005 due to an anticipated contribution of approximately $2 billion to the pension plans, partially offset by an increase in postretirement benefit costs due to a change in the assumed healthcare cost trend rate. Depending on the timing of the pension contribution, the estimated net decrease in 2005 pension and postretirement benefit costs could range from approximately $30 million to approximately $120 million. If the contribution is made on July 1, 2005, the estimated net decrease in 2005 pension and postretirement benefit cost would be approximately $75 million.

Regulatory Accounting (Exelon, ComEd and PECO)

     Exelon, ComEd and PECO account for their regulated electric and gas operations in accordance with SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS No. 71), which requires Exelon, ComEd and PECO to reflect the effects of rate regulation in their financial statements. Use of SFAS No. 71 is applicable to utility operations that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. As of December 31, 2004, Exelon, ComEd and PECO have concluded that the operations of ComEd and PECO meet the criteria. If it is concluded in a future period that a separable portion of their businesses no longer meets the criteria, Exelon, ComEd and PECO are required to eliminate the financial statement effects of regulation for that part of their business, which would include the elimination of any or all regulatory assets and liabilities that had been recorded in their Consolidated Balance Sheets. The impact of not meeting the criteria of SFAS No. 71 could be material to the financial statements as a one-time extraordinary item and through impacts on continuing operations. See Note 5 and Note 2 of Exelon’s and ComEd’s Notes to Consolidated Financial Statements, respectively, for further information regarding regulatory issues.

     Regulatory assets represent costs that have been deferred to future periods when it is probable that the regulator will allow for recovery through rates charged to customers. Regulatory liabilities represent revenues received from customers to fund expected costs that have not yet been incurred. As of December 31, 2004, Exelon and PECO had recorded $4.8 billion of net regulatory assets within their Consolidated Balance Sheets. At December 31, 2004, Exelon and ComEd had recorded $2.2 billion of net regulatory liabilities within their Consolidated Balance Sheets. See Note 21 of Exelon’s Notes to Consolidated Financial Statements for further information regarding the significant regulatory assets and liabilities of Exelon, ComEd and PECO.

     For each regulatory jurisdiction where they conduct business, Exelon, ComEd and PECO continually assess whether the regulatory assets and liabilities continue to meet the criteria for probable future recovery or settlement. This assessment includes consideration of factors such as changes in applicable regulatory environments, recent rate orders to other regulated entities in the same jurisdiction, the status of any pending or potential deregulation legislation and the ability to recover costs through regulated rates.

     The electric businesses of both ComEd and PECO are currently subject to rate freezes or rate caps that limit the opportunity to recover increased costs and the costs of new investment in facilities through rates during the rate freeze or rate cap period. Because the current rates include the recovery of existing regulatory assets and liabilities and rates in effect during the rate freeze or rate cap periods are expected to allow Exelon, ComEd and PECO to earn a reasonable rate of return during that period, management believes the existing regulatory assets and liabilities are probable of recovery. This determination reflects the current political and regulatory climate at the Federal level and in the states where ComEd and PECO do business but is subject to change in the future. If future recovery of costs ceases to be probable, the regulatory assets and liabilities would be recognized in current period earnings. A write-off of regulatory assets could limit the ability to pay dividends under PUHCA and state law.

Accounting for Derivative Instruments (Exelon, ComEd, PECO and Generation)

     The Registrants enter into derivatives to manage their exposure to fluctuations in interest rates, changes in interest rates related to planned future debt issuances and changes in the fair value of outstanding debt. Generation utilizes derivatives with respect to energy transactions to manage the utilization of its available generating capability and provisions of wholesale energy to its affiliates. Generation also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Additionally, Generation enters into energy-related derivatives for trading purposes. All of the Registrant’s derivative activities are in accordance with Exelon’s Risk Management Policy (RMP).

     The Registrants account for derivative financial instruments under SFAS No. 133, “Accounting for Derivatives and Hedging Activities” (SFAS No. 133). Under the provisions of SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value unless they qualify for a normal purchases or normal sales exception. Derivatives recorded at fair value on the balance sheet are presented as current or noncurrent mark-to-market derivative assets or liabilities. Changes in the derivatives recorded at fair value are recognized in earnings unless specific hedge accounting criteria are met, in which case those changes are recorded in earnings as an offset to the changes in fair value of the exposure being hedged or deferred in accumulated other comprehensive income and recognized in earnings as hedged transaction occur.

     Normal Purchases and Normal Sales Exception. The availability of the normal purchases and normal sales exception is based upon the assessment of the ability and intent to deliver or take delivery of the underlying item. This assessment is based primarily on internal models that forecast customer demand and electricity and gas supply. These models include assumptions regarding customer load growth rates, which are influenced by the economy, weather and the impact of customer choice, and generating unit availability, particularly nuclear generating unit capability factors. Significant changes in these assumptions could result in these contracts not qualifying for the normal purchases and normal sales exception.

     Energy Contracts. Identification of an energy contract as a qualifying cash-flow hedge requires Generation to determine that the contract is in accordance with the RMP, the forecasted future transaction is probable, and the hedging relationship between the energy contract and the expected future purchase or sale of energy is expected to be highly effective at the initiation of the hedge and throughout the hedging relationship. Internal models that measure the statistical correlation between the derivative and the associated hedged item determine the effectiveness of such an energy contract designated as a hedge. Generation reassesses its cash-flow hedges on a regular basis to determine if they continue to be effective and that the forecasted future transactions are probable. When a contract does not meet the effective or probable criteria of SFAS No. 133, “Accounting for Derivatives and Hedging Activities” (SFAS No. 133) hedge accounting is discontinued and changes in the fair value of the derivative are recorded through earnings.

     As a part of accounting for derivatives, the Registrants make estimates and assumptions concerning future commodity prices, load requirements, interest rates, the timing of future transactions and their probable cash flows, the fair value of contracts and the expected changes in the fair value in deciding whether or not to enter into derivative transactions, and in determining the initial accounting treatment for derivative transactions. Generation uses quoted exchange prices to the extent they are available or external broker quotes in order to determine the fair value of energy contracts. When external prices are not available, Generation uses internal models to determine the fair value. These internal models include assumptions of the future prices of energy based on the specific market in which the energy is being purchased, using externally available forward market pricing curves for all periods possible under the pricing model. Generation uses the Black model, a standard industry valuation model, to determine the fair value of energy derivative contracts that are marked-to-market.

     Interest-Rate Derivative Instruments. To determine the fair value of interest-rate swap agreements, the Registrants use external dealer prices or internal valuation models that utilize assumptions of available market pricing curves.

Depreciable Lives of Property, Plant and Equipment (Exelon, ComEd, PECO and Generation)

     The Registrants have a significant investment in electric generation assets and electric and natural gas transmission and distribution assets. Depreciation of these assets is generally provided over their estimated service lives on a straight-line basis using the composite method. The estimation of service lives requires management judgment regarding the period of time that the assets will be in use. As circumstances warrant, depreciation estimates are reviewed to determine if any changes are needed. Changes to depreciation estimates in future periods could have a significant impact on the amount of depreciation charged to the financial statements.

     In 2001, Generation extended the estimated service lives of certain nuclear-fuel generating facilities based upon Generation’s intent to apply for license renewals for these facilities. While Generation expects to apply for and obtain approval of license renewals for these facilities, circumstances may arise that would prevent Generation from obtaining additional license renewals. A change in depreciation estimates resulting from Generation’s inability to receive additional license renewals could have a significant effect on Generation’s results of operations.

Accounting for Contingencies (Exelon, ComEd, PECO and Generation)

     In the preparation of their financial statements, the Registrants make judgments regarding the future outcome of contingent events and record amounts that are probable and reasonably estimated based upon available information. The amounts recorded may differ from the actual income or expense that occurs when the uncertainty is resolved. The estimates that the Registrants make in accounting for contingencies and the gains and losses that they record upon the ultimate resolution of these uncertainties have a significant effect on their financial statements. The accounting for taxation and environmental costs are further discussed below.

     Taxation

     The Registrants are required to make judgments regarding the potential tax effects of various financial transactions and ongoing operations to estimate their obligations to taxing authorities. These tax obligations include income, real estate, use and employment-related taxes, including taxes that are subject to ongoing appeals. Judgments include estimating reserves for potential adverse outcomes regarding tax positions that they have taken. The Registrants must also assess their ability to generate capital gains in future periods to realize tax benefits associated with capital losses previously generated or expected to be generated in future periods. Capital losses may be deducted only to the extent of capital gains realized during the year of the loss or during the three prior or five succeeding years. The Registrants do not record valuation allowances for deferred tax assets related to capital losses that the Registrants believe will be realized in future periods. Generation has recorded valuation allowances against certain deferred assets associated with capital losses due to the consolidation of Sithe. While the Registrants believe the resulting tax reserve balances as of December 31, 2004 reflect the probable expected outcome of these tax matters in accordance with SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 109, “Accounting for Income Taxes,” the ultimate outcome of such matters could result in favorable or unfavorable adjustments to their consolidated financial statements and such adjustments could be material.

     Environmental Costs

     As of December 31, 2004, Exelon, ComEd, PECO and Generation had accrued liabilities of $124 million, $61 million, $47 million and $16 million, respectively, for environmental investigation and remediation costs. These liabilities are based upon estimates with respect to the number of sites for which the Registrants will be responsible, the scope and cost of work to be performed at each site, the portion of costs that will be shared with other parties and the timing of the remediation work. Where timing and costs of expenditures can be reliably estimated, amounts are discounted. These amounts represent $96 million, $55 million and $41 million, respectively, of the total accrued for Exelon, ComEd and PECO.

Where timing and amounts cannot be reliably estimated, amounts are recognized on an undiscounted basis. Such amounts represent $28 million, $6 million, $6 million and $16 million, respectively, of the total accrued liabilities for Exelon, ComEd, PECO and Generation. Estimates can be affected by the factors noted above as well as by changes in technology, regulations or the requirements of local governmental authorities.

Severance Accounting (Exelon, ComEd, PECO and Generation)

     The Registrants provide severance benefits to terminated employees pursuant to pre-existing severance plans primarily based upon each individual employee’s years of service with the Registrants and compensation level. The Registrants accrue severance benefits that are considered probable and can be reasonably estimated in accordance with SFAS No. 112, “Employer’s Accounting for Postemployment Benefits, an amendment of FASB Statements No. 5 and 43” (SFAS No. 112). A significant assumption in estimating severance charges is the determination of the number of positions to be eliminated. The Registrants base their estimates on their current plans and ability to determine the appropriate staffing levels to effectively operate their businesses. Exelon, ComEd, PECO and Generation recorded severance charges of $32 million, $10 million, $3 million and $2 million, respectively, in 2004 and severance charges of $135 million, $61 million, $16 million and $38 million, respectively, in 2003, related to personnel reductions. The Registrants may incur further severance costs if they identify additional positions to be eliminated. These costs will be recorded in the period in which the costs can be reasonably estimated.

Revenue Recognition (Exelon, ComEd, PECO and Generation)

     Revenues related to the sale of energy are recorded when service is rendered or energy is delivered to customers. The determination of Energy Delivery’s and Exelon Energy Company’s energy sales to individual customers, however, is based on systematic readings of customer meters generally on a monthly basis. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated, and corresponding unbilled revenue is recorded. This unbilled revenue is estimated each month based on daily customer usage measured by generation or gas throughput volume, estimated customer usage by class, estimated losses of energy during delivery to customers and applicable customer rates. Customer accounts receivable of ComEd, PECO, and Generation included estimates of $275 million, $143 million, and $64 million, respectively, for unbilled revenue as of December 31, 2004 as a result of unread meters at ComEd, PECO and Exelon Energy Company. Increases in volumes delivered to the utilities’ customers and favorable rate mix due to changes in usage patterns in customer classes in the period would increase unbilled revenue. Changes in the timing of meter reading schedules and the number and type of customers scheduled for each meter reading date would also have an effect on the estimated unbilled revenue; however, total operating revenues would remain materially unchanged.

     The determination of Generation’s energy sales, excluding Exelon Energy Company, is based on estimated amounts delivered as well as fixed quantity sales. At the end of each month, amounts of energy delivered to customers during the month are estimated and the corresponding unbilled revenue is recorded. Customer accounts receivable of Exelon and Generation as of December 31, 2004 include unbilled energy revenues of $385 million related to unbilled energy sales of Generation. Increases in volumes delivered to the wholesale customers in the period would increase unbilled revenue.

Accounting for Ownership Interests in Variable Interest Entities (Exelon, ComEd, PECO and Generation)

     At December 31, 2004, Exelon, through Generation, had a 50% interest in Sithe. In accordance with FIN 46-R, Exelon and Generation consolidated Sithe within their financial statements as of March 31, 2004. The determination that Sithe qualified as a variable interest entity and that Generation was the primary beneficiary under FIN 46-R required analysis of the economic benefits accruing to all parties pursuant to their ownership interests supplemented by management’s judgment. Sithe’s total assets and total liabilities as of December 31, 2004 were $1,356 million and $1,289 million, respectively. As required by FIN 46-R, upon the occurrence of a future triggering event, such as a change in ownership, the Registrant would reassess their investments to determine if they continue to qualify as the primary beneficiary. See Notes 3 and 25 of Exelon’s Notes to Consolidated Financial Statements for a discussion of the sale of Generation’s interest in Sithe, which was completed on January 31, 2005. Subsequent to the sale, Sithe will no longer be consolidated within the financial statements of Exelon or Generation.

     In addition to Sithe, the Registrants reviewed other entities with which they have business relationships to determine if those entities were variable interest entities that should be consolidated under FIN 46-R and concluded that those entities should not be consolidated within the financial statements.

Exelon

Executive Overview

     Financial Results. Exelon’s net income was $1,864 million in 2004 as compared to $905 million in 2003 and diluted earnings per average common share were $2.78 for 2004 as compared to $1.38 for 2003, primarily as a result of increased net income at Generation, lower losses at Enterprises and several significant charges in 2003 that did not recur in 2004, partially offset by decreased net income at Energy Delivery. Key drivers included the following:

•	Increased net income at Generation – Generation provided net income of $673 million in 2004 compared to a net loss of $151 million in 2003. The increase in Generation’s net income reflects improved wholesale prices in 2004, the inclusion of a full year of AmerGen’s results in 2004, and impairment charges in 2003 of $945 million and $255 million (before income taxes) related to the long-lived assets of Boston Generating and Generation’s investment in Sithe, respectively. Generation’s 2004 income also includes an after-tax gain of $52 million on the sale of Boston Generating during the second quarter of 2004. See further discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Generation.”

•	Decreased losses at Enterprises – The businesses associated with the former Enterprises segment, which are included within other, reported a net loss of $22 million in 2004 compared to a net loss of $118 million in 2003. These comparative results reflect net pre-tax gains of $41 million recorded in 2004 related to the dispositions of certain businesses and investments, as well as investment impairment charges of $54 million recorded in 2003. See further discussion under “Investment Strategy” below and in “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Exelon Corporation – Results of Operation – Discontinued Operations.”

•	Favorable tax effects from investments in synthetic fuel-producing facilities – Exelon’s investments in synthetic fuel-producing facilities increased 2004 after-tax earnings by $65 million as compared to 2003.

•	Decreased net income at Energy Delivery – Energy Delivery provided net income of $1,128 million in 2004 compared to $1,175 million in 2003. This decrease was primarily attributable to unfavorable weather conditions and charges recorded in connection with the early retirement of debt, partially offset by growth in Energy Delivery’s retail customer base and reduced severance and other charges in 2004 as compared to 2003. See further discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Energy Delivery.”

     Investment Strategy. In 2004, Exelon continued to follow a disciplined approach to investing to maximize earnings and cash flows from its assets and businesses, while selling those that do not meet its strategic goals. Highlights from 2004 include the following:

•	Proposed Merger with PSEG – On December 20, 2004, Exelon entered into the Merger Agreement with PSEG, the holding company for an electric and gas utility company primarily located and serving customers in New Jersey, whereby PSEG will be merged with and into Exelon. Under the Merger Agreement, each share of PSEG common stock will be converted into 1.225 shares of Exelon common stock. As of December 31, 2004, PSEG’s market capitalization was over $12 billion. Additionally, PSEG, on a consolidated basis, has approximately $14 billion of outstanding debt which is currently anticipated to become part of Exelon’s consolidated debt.

The Merger Agreement contains certain termination rights for both Exelon and PSEG, and further provides that, upon termination of the Merger Agreement under specified circumstances, (i) Exelon may be required to pay PSEG a termination fee of $400 million plus PSEG’s transaction expenses up to $40 million and (ii) PSEG may be required to pay Exelon a termination fee of $400 million plus Exelon’s transaction expenses up to $40 million. The Merger Agreement has been unanimously approved by both companies’ boards of directors but is contingent upon, among other things, the approval by shareholders of both companies, antitrust clearance and a number of regulatory approvals or reviews by federal and state energy authorities. On February 4, 2005, Exelon and PSEG filed for approval of the merger with the FERC, the New Jersey Board of Public Utilities (BPU) and the PUC. Exelon also filed a notice of the Merger with the ICC.

Exelon anticipates that the Merger will close within 12 months to 15 months after the environment of the Merger Agreement in December 2004, subject to shareholder and regulatory approvals which cannot be assured.

•	OSC with PSEG – Concurrent with the Merger Agreement, Generation entered into the OSC with PSEG Nuclear, LLC which commenced on January 17, 2005 relating to the operation of the Salem and Hope Creek nuclear generating stations. The OSC provides for Generation to provide a chief nuclear officer and other key personnel to oversee daily plant operations at the Hope Creek and Salem nuclear generating stations and to implement the Exelon operating model. PSEG Nuclear, LLC will continue as the license holder with exclusive legal authority to operate and maintain the plants, will retain responsibility for management oversight and will have full authority with respect to the marketing of its share of the output from the facilities.

•	Boston Generating – On May 25, 2004, Generation completed the sale, transfer and assignment of ownership of its indirect wholly owned subsidiary Boston Generating, which owns directly or indirectly the companies that own Mystic 4-7, Mystic 8 and 9 and Fore River generating facilities, to a special purpose entity owned by the lenders under Boston Generating’s $1.25 billion credit facility, resulting in an after-tax gain of $52 million. On September 1, 2004, Generation completed the transfer of plant operations and power marketing arrangements to the lenders’ special purpose entity and its contractors under Boston Generating’s credit facility.

•	Sithe – On September 29, 2004, Generation exercised its call option and entered into an agreement to acquire Reservoir’s 50% interest in Sithe for $97 million and, on November 1, 2004, Generation entered into an agreement to sell its anticipated 100% interest in Sithe to Dynegy Inc. for $135 million in cash. Generation closed on the call exercise and the sale of the resulting 100% interest in Sithe on January 31, 2005. As a result, the operations of Sithe have been reported as discontinued operations. The sale did not include Sithe International, Inc. (Sithe International), which was sold to a subsidiary of Generation on October 13, 2004.

•	Enterprises – Exelon continued its divestiture strategy for the businesses associated with the former Enterprises segment by selling or winding down substantially all components of that former segment. At December 31, 2004, the remaining assets totaled approximately $274 million in comparison to $697 million at December 31, 2003. Exelon expects to receive aggregate proceeds of $268 million and recorded in discontinued operations a net pre-tax gain of $41 million related to the dispositions of assets and investments in 2004.

     Financing Activities. During 2004, Exelon substantially strengthened its balance sheet and met its capital resource requirements primarily with internally generated cash. When necessary, Exelon obtains funds from external sources, including capital markets, and through bank borrowings. Highlights from 2004 include the following:

•	ComEd retired $1.2 billion of its outstanding debt, including $1.0 billion prior to its maturity and $206 million at maturity, pursuant to an accelerated liability management plan. In connection with these retirements, ComEd recorded pre-tax charges totaling $130 million related to debt prepayment premiums and the write-off of previously deferred debt financing fees.

•	In addition to the accelerated liability management plan, payments of approximately $728 million were made for the purpose of retiring PECO and ComEd transition trust long-term debt and approximately $176 million of other net long-term debt during 2004.

•	Exelon replaced its $750 million 364-day unsecured revolving credit agreement with a $1 billion five-year facility and reduced its $750 million three-year facility to $500 million.

•	Exelon’s Board of Directors approved a discretionary share repurchase program under which Exelon purchased common stock, now held as treasury shares, totaling $75 million during 2004.

•	Exelon’s Board of Directors approved a policy of targeting a dividend payout ratio of 50% to 60% of ongoing earnings, and Exelon expects a dividend payout in that range for the full year of 2005. The actual dividend payout rate depends on Exelon achieving its objectives, including meeting cash flow targets and strengthening its balance sheet. On October 29, 2004, the Exelon Board of Directors approved an increased quarterly dividend of $0.40 per share, which was consistent with the dividend policy approved in 2004. The Board of Directors must approve the dividends each quarter after review of Exelon’s financial condition at the time, and there can be no guarantees that this targeted dividend payout ratio will be achieved.

     Regulatory Developments – PJM Integration. On May 1, 2004, ComEd fully integrated its transmission facilities into PJM. PECO’s and ComEd’s membership in PJM supports Exelon’s commitment to competitive wholesale electric markets and will provide Exelon the benefits of more transparent, liquid and competitive markets for the sale and purchase of electric energy and capacity. Upon joining PJM, ComEd began incurring administrative fees, which are expected to approximate $25 million annually. Exelon believes such costs will ultimately be offset by the benefits of full access to a wholesale competitive marketplace and increased revenue requirements, particularly after ComEd’s regulatory transition period ends in 2006; however, changes in market dynamics could affect the ultimate financial impact on Exelon.

     Outlook for 2005 and Beyond. Exelon’s future financial results will be affected by a number of factors, including the following:

     Shorter Term: Weather conditions, wholesale market prices of electricity, fuel costs, interest rates, successful implementation of operational improvement initiatives and Exelon’s ability to generate electricity at low costs all affect Exelon’s operating revenues and related costs. If weather is warmer than normal in the summer months or colder than normal in the winter months, operating revenues at Exelon generally will be favorably affected. Operating revenues will also generally be favorably affected by increases in wholesale market prices.

     Longer Term: The proposed merger with PSEG is expected to have a significant impact on Exelon’s results of operations, cash flows and financial position. See further discussion above at “Proposed Merger with PSEG” and in ITEM 1. Business — Proposed Merger with PSEG. Following is a discussion of the other non-merger-related items that will have a longer term impact on Exelon.

     Restructuring in the U.S. electric industry is at a crossroads at both the Federal and state levels, with continuing debate on RTO and standard market platform issues, and in many states on the “post-transition” format. Some states abandoned failed transition plans (e.g., California); some states are adjusting current transition plans (e.g., Ohio); and the states of Illinois (by 2007) and Pennsylvania (by 2011) are considering options to preserve choice for large customers and rate stability for mass-market customers, while ensuring the financial returns needed for continuing investments in reliability. Exelon will continue to be an active participant in these policy debates, while continuing to focus on improving operations, controlling costs and providing a fair return to its investors.

     As Exelon looks toward the end of the restructuring transition periods and related rate freezes or caps in Illinois and Pennsylvania, Exelon will also continue to work with Federal and state regulators, state and local governments, customer representatives and other interested parties to develop appropriate processes for establishing future rates in restructured electricity markets. Exelon will strive to ensure that future rate structures recognize the substantial improvements Exelon has made, and will continue to make, in its transmission and distribution systems. ComEd and PECO will also work to ensure that ComEd’s and PECO’s rates are adequate to cover their costs of obtaining electric power and energy from their suppliers, which could include Generation, for the costs associated with procuring full-requirements power given Energy Delivery’s POLR obligations. ComEd intends to make various filings during 2005 to begin the process to establish rates for the post-transition period. As in the past, by working together with all interested parties, Exelon believes it can successfully meet these objectives and obtain fair recovery of its costs for providing service to its customers; however, if Exelon is unsuccessful, its results of operations and cash flows could be negatively affected after the transition periods.

     Generation’s financial results will be affected by a number of factors, including the market changes in Illinois and Pennsylvania discussed above. While Generation has significantly hedged its market exposure in the short-term, over the long-term, Generation’s results will be affected by long-term changes in the market prices of power and fuel caused by supply and demand forces and environmental regulations. Generating companies must also work with regulators to ensure that a viable capacity market exists and that new units will be constructed in a timely manner to meet the growing demand for power. On the operating side, to meet Exelon’s financial goals, Generation’s nuclear units must continue their superior performance while controlling costs despite inflationary pressures and increasing security costs.

     Exelon’s current plans are based on moderate kilowatthour sales growth (1% to 2%) from their current levels and stable wholesale power markets. Continued cost reduction initiatives are important to offset labor and material cost escalation, especially the double digit increases in health care costs. Despite these challenges, Exelon’s diverse mix of generation (nuclear, coal, purchased power, natural gas, hydroelectric, wind and other renewables), linked to a stable base of over five million customers, will provide a solid platform from which it will strive to meet these challenges.

Results of Operations

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Significant Operating Trends – Exelon

			Favorable
			(unfavorable)
Exelon Corporation	2004	2003	variance

Operating revenues	$14,133	$15,148	$(1,015)
Purchased power and fuel expense	4,929	6,194	1,265
Impairment of Boston Generating, LLC long-lived assets	—	945	945
Operating and maintenance expense	3,700	3,915	215
Depreciation and amortization expense	1,295	1,115	(180)
Operating income	3,499	2,409	1,090
Other income and deductions	(922)	(1,123)	201
Income from continuing operations before income taxes and minority interest	2,577	1,286	1,291
Income taxes	713	389	(324)
Income from continuing operations	1,870	892	978
Loss from discontinued operations, net of income taxes	(29)	(99)	70
Income before cumulative effect of changes in accounting principles	1,841	793	1,048
Net income	1,864	905	959
Diluted earnings per share	2.78	1.38	1.40

     Net Income. Net income for 2004 reflects income of $32 million, net of income taxes, for the adoption of FIN 46-R, partially offset by a loss of $9 million, net of income taxes, related to the adoption of Emerging Issues Task Force (EITF) Issue No. 03-16, “Accounting for Investments in Limited Liability Companies” (EITF 03-16). Net income for 2003 reflects income of $112 million, net of income taxes, for the adoption of SFAS No. 143. See Note 1 of Exelon’s Notes to Consolidated Financial Statements for further information regarding the adoptions of FIN 46-R, EITF 03-16 and SFAS No. 143.

     Operating Revenues. Operating revenues decreased primarily due to decreased revenues at Enterprises due to the sale of InfraSource in the third quarter of 2003, the sale of Boston Generating and Generation’s adoption of EITF No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, ‘Accounting for Derivative Instruments and Hedging Activities,’ and Not ‘Held for Trading Purposes’ as Defined in EITF Issue No. 02-3, ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities’” (EITF 03-11) in the first quarter of 2004, which changed the presentation of certain power transactions and decreased 2004 operating revenues by $980 million. The adoption of EITF 03-11 had no impact on net income. Operating revenues were favorably affected by Generation’s acquisition of the remaining 50% of AmerGen. Operating revenues were also favorably affected by Energy Delivery’s increased volume growth and transmission revenues collected from PJM, partially offset by unfavorable weather conditions and customer choice initiatives. See further discussion of operating revenues by segment below.

     Purchased Power and Fuel Expense. Purchased power and fuel expense decreased primarily due to Generation’s adoption of EITF 03-11 during 2004 which resulted in a decrease in purchased power expense and fuel expense of $980 million. In addition, purchased power decreased due to Generation’s acquisition of the remaining 50% of AmerGen in December 2003, which was only partially offset by an increase in fuel expense, and the sale of Boston Generating. Purchased power represented 24% of Generation’s total supply in 2004 compared to 37% in 2003. Purchased power also decreased due to Energy Delivery’s unfavorable weather conditions and customer choice initiatives, partially offset by volume growth and transmission costs paid to PJM. See further discussion of purchased power and fuel expense by segment below.

     Impairment of the Long-Lived Assets of Boston Generating. Generation recorded a $945 million charge (before income taxes) during 2003 to impair the long-lived assets of Boston Generating.

     Operating and Maintenance Expense. Operating and maintenance expense decreased primarily as a result of decreased expenses at InfraSource due to its sale in the third quarter of 2003 and decreased severance and severance-related expenses, partially offset by increased expenses at Generation due to the acquisition of the remaining 50% of AmerGen. Operating and maintenance expense increased $65 million due to investments in synthetic fuel-producing facilities made in the fourth quarter of 2003 and the third quarter of 2004. See further discussion of operating and maintenance expenses by segment below.

     Depreciation and Amortization Expense. The increase in depreciation and amortization expense was primarily due to additional plant placed in service at Energy Delivery and Generation, the acquisition of the remaining 50% in AmerGen in December 2003 and the recording and subsequent impairment of an asset retirement cost (ARC) at Generation in 2004. See Note 14 of Exelon’s Notes to Consolidated Financial Statements for additional information. The increase also resulted from increased amortization expense due to investments made in the fourth quarter of 2003 and the third quarter of 2004 in synthetic fuel-producing facilities and increased competitive transition charge amortization at PECO. These increases were partially offset by reduced depreciation and amortization expense at Enterprises due to the sale of InfraSource in the third quarter of 2003.

     Operating Income. Exclusive of the changes in operating revenues, purchased power and fuel expense, the impairment of Boston Generating’s long-lived assets, operating and maintenance expense and depreciation and amortization expense discussed above, the change in operating income was primarily the result of increased taxes other than income in 2004 as compared to 2003, primarily due to the reduction of certain real estate tax accruals at PECO and Generation during 2003.

     Other Income and Deductions. Other income and deductions in 2004 reflects interest expense of $828 million, equity in losses of unconsolidated affiliates of $154 million, debt retirement charges of $130 million (before income taxes) recorded at ComEd associated with an accelerated liability management plan, and an $85 million gain (before income taxes) on the 2004 sale of Boston Generating. Other income and deductions in 2003 reflects interest expense of $873 million and impairment charges of $255 million (before income taxes) related to Generation’s investment in Sithe. Equity in earnings of unconsolidated affiliates decreased by $187 million due to the acquisition of the remaining 50% of AmerGen in December 2003, the deconsolidation of certain financing trusts during 2003 and investments in synthetic fuel-producing facilities made in the fourth quarter of 2003 and the third quarter of 2004.

     Effective Income Tax Rate. The effective income tax rate from continuing operations was 28% for 2004 compared to 30% for 2003. The decrease in the effective rate was primarily attributable to investments in synthetic fuel-producing facilities made in the fourth quarter of 2003.

     Discontinued Operations. 2004 and 2003 discontinued operations consist of Sithe’s 2004 results (beginning April 1, 2004), certain qualifying components of Enterprises, and AllEnergy. AllEnergy is a business within Exelon Energy, which is a business within Generation. A discussion of the results of Sithe and AllEnergy is included in the Generation segment results discussion below. Enterprises’ after-tax loss from discontinued operations of $78 million in 2003 and $13 million in 2004 decreased by $65 million primarily due to a 2004 gain on the sale of the Chicago operations of Thermal and a decrease in operating and maintenance expense of $401, partially offset by a decrease in revenues. At December 31, 2004, the remaining assets of the businesses associated with the former Enterprises segment totaled approximately $274 million in comparison to $697 million at December 31, 2003.

Results of Operations by Business Segment

     Historically, Exelon had reported Enterprises as a segment. Exelon sold or unwound substantially all components of Enterprises in 2004 and 2003. As a result, Enterprises is no longer reported as a segment and is included within the “other” category within the results of operations by business segment below. Other consists of corporate operations, including Exelon Business Services Company, Enterprises and investments in synthetic fuel-producing facilities.

     The comparison of 2004 and 2003 operating results and other statistical information set forth below include intercompany transactions, which are eliminated in Exelon’s consolidated financial statements.

     Transfer of Exelon Energy Company from Enterprises to Generation. Effective January 1, 2004, Enterprises’ competitive retail sales business, Exelon Energy Company, was transferred to Generation. The 2003 information related to the Generation segment discussed below has been adjusted to reflect the transfer of Exelon Energy Company from Enterprises to the Generation segment. Exelon Energy Company’s 2003 results were as follows:

Total revenues	$660
Intersegment revenues	4
Operating revenues and purchased power from affiliates	200
Depreciation and amortization	1
Operating expenses	648
Interest expense	1
Income from continuing operations before income taxes	6
Income taxes	3
Income from continuing operations	3
Loss from discontinued operations, net of income taxes	(21)
Net loss	(18)

     Income (Loss) from Continuing Operations

			Favorable
			(unfavorable)
	2004	2003	variance

Energy Delivery	$1,128	$1,170	$(42)
Generation	657	(238)	895
Other	85	(40)	125

Total	$1,870	$892	$978

     Income (Loss) Before Cumulative Effect of Changes in Accounting Principles by Business Segment

			Favorable
			(unfavorable)
	2004	2003	variance

Energy Delivery	$1,128	$1,170	$(42)
Generation	641	(259)	900
Other	72	(118)	190

Total	$1,841	$793	$1,048

     Net Income (Loss) by Business Segment

			Favorable
			(unfavorable)
	2004	2003	variance

Energy Delivery	$1,128	$1,175	$(47)
Generation	673	(151)	824
Other	63	(119)	182

Total	$1,864	$905	$959

Results of Operations – Energy Delivery

			Favorable
			(Unfavorable)
	2004	2003	variance

OPERATING REVENUES	$10,290	$10,202	$88
OPERATING EXPENSES
Purchased power and fuel expense	4,760	4,597	(163)
Operating and maintenance	1,444	1,669	225
Depreciation and amortization	928	873	(55)
Taxes other than income	527	440	(87)

Total operating expense	7,659	7,579	(80)

OPERATING INCOME	2,631	2,623	8

OTHER INCOME AND DEDUCTIONS
Interest expense	(672)	(747)	75
Distributions on mandatorily redeemable preferred securities	(3)	(39)	36
Equity in losses of unconsolidated affiliates	(44)	—	(44)
Other, net	(78)	51	(129)

Total other income and deductions	(797)	(735)	(62)

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	1,834	1,888	(54)

INCOME TAXES	706	718	12

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	1,128	1,170	(42)

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	—	5	(5)

NET INCOME	$1,128	$1,175	$(47)

     Net Income. Energy Delivery’s net income in 2004 decreased primarily due to costs associated with ComEd’s accelerated retirement of long-term debt, reflected in other income and deductions — other, net, offset in part by lower interest expense. Operating income, while reflecting various changes in operating revenues and expenses, was relatively unchanged between periods.

     Operating Revenues. The changes in Energy Delivery’s operating revenues for 2004 compared to 2003 consisted of the following:

			Total
			increase
Electric		Gas	(decrease)

Volume	$326	$3	$329
PJM transmission	149	—	149
Rate changes and mix	(74)	111	37
Weather	(176)	(21)	(197)
Customer choice	(182)	—	(182)
T&O charges	(41)	—	(41)
Other	(17)	10	(7)

(Decrease) increase in operating revenues	$(15)	$103	$88

     Volume. Both ComEd’s and PECO’s electric revenues increased as a result of higher delivery volume, exclusive of the effects of weather and customer choice, due to an increased number of customers and increased usage per customer, generally across all customer classes.

     PJM Transmission. Energy Delivery’s transmission revenues and purchased power expense each increased by $164 million due to ComEd’s May 1, 2004 entry into PJM, partially offset by $15 million of lower transmission revenues and expenses at PECO.

     Rate Changes and Mix. Starting in ComEd’s June 2003 billing cycle, the increased wholesale market price of electricity and other adjustments to the energy component decreased the collection of CTCs as compared to the respective prior year period. ComEd’s CTC revenues decreased by $135 million in 2004 as compared to 2003. This decrease was partially offset by increased wholesale market prices which increased energy revenues received under the ComEd PPO and by increased average rates paid by small and large commercial and industrial customers totaling $53 million. For 2004 and 2003, ComEd collected approximately $169 million and $304 million, respectively, of CTC revenues. As a result of increasing mitigation factors, changes in energy prices and the ability of certain customers to establish fixed, multi-year CTC rates beginning in 2003, ComEd anticipates that this revenue source will range from $90 million to $110 million annually in 2005 and 2006. Under the current restructuring statute, no CTCs will be collected after 2006.

     Electric revenues increased $1 million at PECO as a result of a $20 million increase related to a scheduled phase-out of merger-related rate reductions, offset by a $19 million decrease reflecting a change in rate mix due to changes in monthly usage patterns in all customer classes during 2004 as compared to 2003.

     Energy Delivery’s gas revenues increased due to increases in rates through PUC-approved changes to the purchased gas adjustment clause that became effective March 1, 2003, June 1, 2003, December 1, 2003 and March 1, 2004. The average purchased gas cost rate per million cubic feet for 2004 was 33% higher than the rate in 2003. PECO’s purchased gas cost rates were reduced effective December 1, 2004.

     Weather. Energy Delivery’s electric and gas revenues were negatively affected by unfavorable weather conditions. Cooling degree-days in the ComEd and PECO service territories were 12% lower and relatively unchanged, respectively, in 2004 as compared to 2003. Heating degree-days were 6% and 5% lower in both the ComEd and PECO service territories, respectively, in 2004 as compared to 2003.

     Customer Choice. For 2004 and 2003, 28% and 25%, respectively, of energy delivered to Energy Delivery’s retail customers was provided by an alternative electric supplier or under the ComEd PPO. The decrease in electric retail revenues attributable to customer choice included a decrease in revenues of $104 million from customers in Illinois electing to purchase energy from an alternative electric supplier or under the ComEd PPO and a decrease in revenues of $78 million from customers in Pennsylvania being assigned to or selecting an alternative electric supplier.

     T &O Charges. Prior to FERC orders issued in November 2004, ComEd collected through and out (T&O) charges for energy flowing across ComEd’s transmission system. Charges collected as the transmission owner were recorded in operating revenues. In addition after ComEd joined PJM on May 1, 2004, PJM allocated T&O collections to ComEd as a load serving entity. The collections received as a load serving entity were recorded as a decrease to purchased power expense. See Note 5 of Exelon’s Notes to Consolidated Financial Statements for more information on T&O charges.

     Purchased Power and Fuel Expense. The changes in Energy Delivery’s purchased power and fuel expense for 2004 compared to 2003 consisted of the following:

			Total
			increase
	Electric	Gas	(decrease)

Volume	$163	$(2)	$161
PJM transmission	149	—	149
Prices	11	111	122
PJM administrative fees	15	—	15
Customer choice	(165)	—	(165)
Weather	(84)	(15)	(99)
T&O Charges	(22)	—	(22)
Other	(13)	15	2

Increase in purchased power and fuel expense	$54	$109	$163

     Volume. ComEd’s and PECO’s purchased power and fuel expense increased due to increases, exclusive of the effects of weather and customer choice, in the number of customers and average usage per customer, generally across all customer classes.

     PJM Transmission. Energy Delivery’s transmission revenues and purchased power expense each increased by $164 million in 2004 relative to 2003 due to ComEd’s May 1, 2004 entry into PJM, partially offset by $15 million of lower transmission revenues and expenses at PECO. See “Operating Revenues” above.

     PJM Administrative Fees. ComEd fully integrated into PJM on May 1, 2004.

     Prices. Energy Delivery’s purchased power expense increased due to a change in the mix of average pricing related to ComEd’s and PECO’s PPAs with Generation. Fuel expense for gas increased due to higher gas prices. See “Operating Revenues” above.

     Customer Choice. An increase in customer switching resulted in a reduction of purchased power expense, primarily due to ComEd’s non-residential customers electing to purchase energy from an alternative electric supplier and PECO’s residential customers selecting or being assigned to purchase energy from an alternative electric supplier.

     Weather. Energy Delivery’s purchased power and fuel expense decreased due to unfavorable weather conditions.

     T &O Charges. Prior to FERC orders issued in November 2004, ComEd collected through and out (T&O) charges for energy flowing across ComEd’s transmission system. Charges collected as the transmission owner were recorded in operating revenues. In addition after ComEd joined PJM on May 1, 2004, PJM allocated T&O collections to ComEd as a load serving entity. The collections received as a load serving entity were recorded as a decrease to purchased power expense. See Note 5 of Exelon’s Notes to Consolidated Financial Statements for more information on T&O charges.

     Operating and Maintenance Expense. The changes in operating and maintenance expense for 2004 compared to 2003 consisted of the following:

Increase (decrease)

Severance and severance-related expenses	$(132)
Charge recorded at ComEd in 2003 (a)	(41)
Payroll expense (b)	(36)
Incremental storm costs	(21)
Contractors	(18)
Automated meter reading system implementation costs at PECO in 2003	(16)
Allowance for uncollectible accounts expense	(13)
FERC annual fees (c)	(11)
Environmental charges	(10)
Corporate allocations (d)	77
Other	(4)

Decrease in operating and maintenance expense	$(225)

(a)	In 2003, ComEd reached an agreement with various Illinois retail market participants and other interested parties.

(b)	Energy Delivery had fewer employees in 2004 compared to 2003.

(c)	After joining PJM on May 1, 2004, ComEd is no longer directly charged annual fees by the FERC. PJM pays the annual FERC fees.

(d)	Higher corporate allocations primarily result from centralization of information technology, supply, human resources, communications, and finance functions into BSC from all of the Exelon operating companies, and changes in the corporate governance allocation calculation. Corporate governance allocations increased overall as a result of higher centralized costs distributed out of BSC, the sale of the Enterprises companies resulting in Energy Delivery comprising a greater base percentage of Exelon, and an SEC-mandated change to the methodology used to allocate Exelon’s corporate governance costs.

     Depreciation and Amortization Expense. The increase in depreciation and amortization expense was primarily due to increased competitive transition charge amortization of $31 million at PECO and increased depreciation of $22 million due to capital additions across Energy Delivery. In January 2005, PECO’s Board of Directors approved the implementation of a new customer information and billing system as part of a broader Energy Delivery systems strategy. The approval of this new system will result in the accelerated depreciation of PECO’s current system, which is expected to result in additional annual depreciation expense in 2005 and 2006 of $15 million and $8 million, respectively, relative to 2004 levels. If additional system changes are approved, additional accelerated depreciation may be required.

     Taxes Other Than Income. The increase in taxes other than income reflects increases at PECO and ComEd of $63 million and $24 million, respectively. The increase at PECO was primarily attributable to a $58 million reduction of real estate tax accruals during 2003 and $12 million related to the reversal of a use tax accrual in 2003 resulting from an audit settlement, partially offset by $4 million of lower payroll taxes in 2004. The increase at ComEd was primarily attributable to a $25 million credit in 2003 for use tax payments for periods prior to the PECO / Unicom Merger and a refund of $5 million for Illinois Electricity Distribution taxes in 2003 partially offset by a refund of $8 million for Illinois Electricity Distribution taxes in 2004.

     Interest Expense. The reduction in interest expense was primarily due to scheduled principal payments, debt retirements and prepayments, and refinancings at lower rates.

     Distributions on Preferred Securities of Subsidiaries. Effective July 1, 2003, upon the adoption of FIN 46 and effective December 31, 2003, upon the adoption of FIN 46-R, ComEd and PECO deconsolidated their financing trusts (see Note 1 of Exelon’s Notes to Consolidated Financial Statements). ComEd and PECO no longer record distributions on mandatorily redeemable preferred securities, but record interest expense to affiliates related to their obligations to the financing trusts.

     Equity in Losses of Unconsolidated Affiliates. During 2004, ComEd and PECO recorded $19 million and $25 million, respectively, of equity in net losses of subsidiaries as a result of ComEd and PECO deconsolidating their financing trusts.

     Other, net. The change in other, net is primarily due to Exelon’s initiation in 2004 of an accelerated liability management plan at ComEd that resulted in the retirement of approximately $1.2 billion of long-term debt, including $1.0 billion prior to its maturity and $206 million at maturity. ComEd recorded charges of $130 million associated with the retirement of debt under the plan. The components of these charges included the following: $86 million related to prepayment premiums; $12 million related to net unamortized premiums, discounts and debt issuance costs; $24 million of losses on reacquired debt previously deferred as regulatory assets; and $12 million related to settled cash-flow interest-rate swaps previously deferred as regulatory assets partially offset by $4 million of unamortized gain on settled fair value interest-rate swaps.

Energy Delivery Operating Statistics and Revenue Detail

     Energy Delivery’s electric sales statistics and revenue detail were as follows:

Retail Deliveries – (in GWhs) (a)	2004	2003	Variance	% Change

Full service (b)
Residential	36,812	37,564	(752)	(2.0%)
Small commercial & industrial	26,914	28,165	(1,251)	(4.4%)
Large commercial & industrial	20,969	20,660	309	1.5%
Public authorities & electric railroads	5,135	6,022	(887)	(14.7%)

Total full service	89,830	92,411	(2,581)	(2.8%)

Delivery only (c)
Residential	2,158	900	1,258	139.8%
Small commercial & industrial	8,794	7,461	1,333	17.9%
Large commercial & industrial	13,182	10,689	2,493	23.3%
Public authorities & electric railroads	1,410	1,402	8	0.6%

	25,544	20,452	5,092	24.9%

PPO (ComEd only)
Small commercial & industrial	3,594	3,318	276	8.3%
Large commercial & industrial	4,223	4,348	(125)	(2.9%)
Public authorities & electric railroads	1,670	1,925	(255)	(13.2%)

	9,487	9,591	(104)	(1.1%)

Total delivery only and PPO	35,031	30,043	4,988	16.6%

Total retail deliveries	124,861	122,454	2,407	2.0%

(a)	One gigawatthour is the equivalent of one million kilowatthours (kWh).

(b)	Full service reflects deliveries to customers taking electric service under tariffed rates.

(c)	Delivery only service reflects customers electing to receive electric generation service from an alternative electric supplier, which rates include a distribution charge and a CTC.

Electric Revenues	2004	2003	Variance	% Change

Full service (a)
Residential	$3,612	$3,715	$(103)	(2.8%)
Small commercial & industrial	2,360	2,421	(61)	(2.5%)
Large commercial & industrial	1,403	1,394	9	0.6%
Public authorities & electric railroads	341	396	(55)	(13.9%)

Total full service	7,716	7,926	(210)	(2.6%)

Delivery only (b)
Residential	164	65	99	152.3%
Small commercial & industrial	220	214	6	2.8%
Large commercial & industrial	190	196	(6)	(3.1%)
Public authorities & electric railroads	28	33	(5)	(15.2%)

	602	508	94	18.5%

PPO (ComEd only) (c)
Small commercial & industrial	246	225	21	9.3%
Large commercial & industrial	240	240	—	—
Public authorities & electric railroads	92	103	(11)	(10.7%)

	578	568	10	1.8%

Total delivery only and PPO	1,180	1,076	104	9.7%

Total electric retail revenues	8,896	9,002	(106)	(1.2%)

Wholesale and miscellaneous revenues (d)	646	555	91	16.4%

Total electric revenues	$9,542	$9,557	$(15)	(0.2%)

(a)	Full service revenue reflects deliveries to customers taking electric service under tariffed rates, which include the cost of energy and the delivery cost of the transmission and the distribution of the energy. PECO’s tariffed rates also include a CTC. See Note 5 of Exelon’s Notes to Consolidated Financial Statements for a discussion of CTC.

(b)	Delivery only revenue reflects revenue under tariffed rates from customers electing to receive electric generation service from an alternative electric supplier, which rates include a distribution charge and a CTC. Prior to ComEd’s full integration into PJM on May 1, 2004, ComEd’s transmission charges received from alternative electric suppliers are included in wholesale and miscellaneous revenue.

(c)	Revenues from customers choosing ComEd’s PPO include an energy charge at market rates, transmission and distribution charges, and a CTC.

(d)	Wholesale and miscellaneous revenues include transmission revenues (including revenues from PJM), sales to municipalities and other wholesale energy sales.

     Energy Delivery’s gas sales statistics and revenue detail were as follows:

Deliveries to customers in million cubic feet (mmcf)	2004	2003	Variance	% Change

Retail sales	59,949	61,858	(1,909)	(3.1%)
Transportation	27,148	26,404	744	2.8%

Total	87,097	88,262	(1,165)	(1.3%)

Revenues	2004	2003	Variance	% Change

Retail sales	$702	$609	$93	15.3%
Transportation	18	18	—	—
Resales and other	28	18	10	55.6%

Total	$748	$645	$103	16.0%

Results of Operations — Generation

     As previously described, effective January 1, 2004, Exelon contributed its interest in Exelon Energy Company to Generation. For comparative discussion and analysis, Exelon Energy Company’s results of operations have been included within the Generation segment results of operations as if this transfer had occurred on January 1, 2003.

			Favorable
	2004	2003	(Unfavorable)

OPERATING REVENUES	$7,703	$8,586	$(883)

OPERATING EXPENSES
Purchased power	2,307	3,620	1,313
Fuel	1,704	1,930	226
Operating and maintenance	2,201	1,874	(327)
Impairment of Boston Generating, LLC long-lived assets	—	945	945
Depreciation and amortization	286	200	(86)
Taxes other than income	166	120	(46)

Total operating expense	6,664	8,689	2,025

OPERATING INCOME (LOSS)	1,039	(103)	1,142

OTHER INCOME AND DEDUCTIONS
Interest expense	(103)	(88)	(15)
Equity in earnings (losses) of unconsolidated affiliates	(14)	49	(63)
Other, net	130	(268)	398

Total other income and deductions	13	(307)	320

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	1,052	(410)	1,462

INCOME TAXES	401	(176)	(577)

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	651	(234)	885

MINORITY INTEREST	6	(4)	10

INCOME FROM CONTINUING OPERATIONS	657	(238)	895

LOSS FROM DISCONTINUED OPERATIONS (net of income taxes)	(16)	(21)	5

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	641	(259)	900

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (net of income taxes)	32	108	(76)

NET INCOME (LOSS)	$673	$(151)	$824

     Net Income (Loss). Generation’s net income in 2004 increased from 2003 due to a number of factors. The increase in Generation’s 2004 net income was driven primarily by charges incurred in 2003 for the impairment of the long-lived assets of Boston Generating of $945 million (before income taxes) and the impairment and other transaction-related charges of $280 million (before income taxes) related to Generation’s investment in Sithe. Also, 2004 results were favorably affected by the acquisition of the remaining 50% of AmerGen and an increase in revenue, net of purchased power and fuel expense, primarily due to the decrease in average realized costs resulting from the increased success in the hedging program of fuel costs in 2004.

     Cumulative effect of changes in accounting principles recorded in 2004 included a benefit of $32 million, net of income taxes, related to the adoption of FIN 46-R and in 2003 included income of $108 million, net of income taxes related to the of adoption of SFAS No. 143. See Note 1 of Exelon’s Notes to Consolidated Financial Statements for further discussion of these effects.

     Operating Revenues. Operating revenues decreased in 2004 as compared to 2003, primarily as a result of the adoption of EITF 03-11. The adoption of EITF 03-11 resulted in a decrease in revenues of $980 million in 2004 as compared with the prior year. Generation’s sales in 2004 and 2003 were as follows:

Revenues (in millions)	2004	2003	Variance	% Change

Electric sales to affiliates	$3,749	$3,831	$(82)	(2.1%)
Wholesale and retail electric sales	3,227	4,107	(880)	(21.4%)

Total energy sales revenues	6,976	7,938	(962)	(12.1%)

Retail gas sales	448	414	34	8.2%
Trading portfolio	—	1	(1)	(100.0%)
Other revenue (a)	279	233	46	19.7%

Total revenues	$7,703	$8,586	$(883)	(10.3%)

Sales (in GWhs)	2004	2003	Variance	% Change

Electric sales to affiliates	110,465	112,688	(2,223)	(2.0%)
Wholesale and retail electric sales	92,134	112,816	(20,682)	(18.3%)

Total sales	202,599	225,504	(22,905)	(10.2%)

(a)	Includes sales related to tolling agreements and fossil fuel sales.

     Trading volumes of 24,001 GWhs and 32,584 GWhs for the years ended December 31, 2004 and 2003, respectively, are not included in the table above. The decrease in trading volume is a result of reduced volumetric and VAR trading limits in 2004, which are set by the Exelon Risk Management Committee and approved by the Board of Directors.

     Electric Sales to Affiliates. Sales to Energy Delivery declined $82 million in 2004 as compared to the prior year. The lower sales to Energy Delivery were primarily driven by cooler than normal summer weather and lower average transfer prices in 2004 compared to the prior year.

     Wholesale and Retail Electric Sales. The changes in Generation’s wholesale and retail electric sales for the year ended December 31, 2004 compared to the same period in 2003, consisted of the following:

Generation	Increase (decrease)

Effects of EITF 03-11 adoption (a)	$(966)
Sale of Boston Generating	(370)
Addition of AmerGen operations	189
Other operations	267

Decrease in wholesale and retail electric sales	$(880)

(a)	Does not include $14 million of EITF 03-11 reclassifications related to fuel sales that are included in other revenues.

     The adoption of EITF 03-11 on January 1, 2004 resulted in the netting of certain revenues and the associated purchased power and fuel expense in 2004. The sale of Boston Generating in May 2004 resulted in less revenues from this entity in 2004 compared to the prior year. The acquisition of AmerGen resulted in increased market and retail electric sales of approximately $189 million in 2004.

     The remaining increase in wholesale and retail electric sales was primarily due to higher volumes sold to the market at overall higher prices. The increase in market prices was primarily driven by higher coal prices in the Midwest region and higher oil and gas prices in the Mid-Atlantic region.

     Retail Gas Sales. Retail gas sales increased $34 million as a result of higher natural gas prices in 2004.

     Other revenues. Other revenues include increased sales from tolling agreements, offset by a decrease in fossil fuel revenues.

     Purchased Power and Fuel Expense. Generation’s supply of sales in 2004 and 2003, excluding the trading portfolio, was as follows:

Supply of Sales (in GWhs)	2004	2003	% Change

Nuclear generation (a)	136,621	117,502	16.3%
Purchases — non-trading portfolio ( b)	48,968	83,692	(41.5%)
Fossil and hydroelectric generation (c, d)	17,010	24,310	(30.0%)

Total supply	202,599	225,504	(10.2%)

(a)	Excludes AmerGen for 2003. AmerGen generated 20,135 GWhs during the year ended December 31, 2004.

(b)	Sales in 2004 do not include 25,464 GWhs that were netted with purchased power GWhs as a result of the reclassification of certain hedging activities in accordance with EITF 03-11. Includes PPAs with AmerGen, which represented 12,667 GWhs in 2003.

(c)	Fossil and hydroelectric supply mix changed as a result of decreased fossil fuel generation due to the sale of Boston Generating in May 2004.

(d)	Excludes Sithe and Generation’s investment in TEG and TEP.

     The changes in Generation’s purchased power and fuel expense for the year ended December 31, 2004 compared to the same period in 2003, consisted of the following:

Generation	Increase (decrease)

Effects of the adoption of EITF 03-11	$(980)
Addition of AmerGen operations	(344)
Sale of Boston Generating	(290)
Midwest Generation	(122)
Price	(13)
Mark-to-market adjustments on hedging activity	(14)
Volume	267
Other	(43)

Decrease in purchased power and fuel expense	$(1,539)

     Adoption of EITF 03-11. The adoption of EITF 03-11 resulted in a decrease in purchased power and fuel expense of $980 million.

     Addition of AmerGen Operations. As a result of Generation’s acquisition of the remaining 50% interest in AmerGen in December 2003, purchased power decreased $379 million. In prior periods, Generation reported energy purchased from AmerGen as purchased power expense. The decrease in purchased power was partially offset by an increase of $35 million related to AmerGen’s nuclear fuel expense.

     Sale of Boston Generating. The decrease in fuel and purchased power expense for Boston Generating is due primarily to the sale of the business in May 2004.

     Midwest Generation. The volume of purchased power acquired from Midwest Generation declined in 2004 as a result of Generation exercising its option to reduce the capacity purchased from Midwest Generation, as announced in 2003.

     Price. The decrease reflects the forward hedging of fuel at lower costs than 2003 realized costs.

     Hedging Activity. Mark-to-market losses on hedging activities at Generation were $2 million for the year ended December 31, 2004 compared to losses of $16 million for 2003. Hedging activities in 2004 relating to Boston Generating operations accounted for a gain of $4 million and hedging activities relating to other Generation operations in 2004 accounted for losses of $6 million.

     Volume. Generation experienced increases in purchased power and fuel expense due to increased market and retail electric sales throughout its various sales regions.

     Other. Other decreases in purchased power and fuel expense were primarily due to lower transmission expense resulting from reduced inter-region transmission charges, primarily associated with ComEd’s integration into PJM.

     Generation’s average margins per megawatt hour (MWh) sold for the years ended December 31, 2004 and 2003 were as follows:

($/MWh)	2004	2003	% Change

Average electric revenue
Electric sales to affiliates	$33.94	$34.00	(0.2%)
Wholesale and retail electric sales	35.03	36.40	(3.8%)
Total – excluding the trading portfolio	34.43	35.20	(2.2%)
Average electric supply cost – excluding the trading portfolio (a)	$17.60	$24.61	(28.5%)
Average margin – excluding the trading portfolio	$16.83	$10.59	58.9%

(a)	Average electric supply cost includes purchased power, and fuel costs associated with electric sales and PPAs with AmerGen in 2003. Average electric supply cost does not include purchased power and fuel cost associated with retail gas sales.

     Impairment of the Long-Lived Assets of Boston Generating. In connection with the decision to transition out of the ownership of Boston Generating during the third quarter of 2003, Generation recorded a long-lived asset impairment charge of $945 million ($573 million net of income taxes). See Note 2 of Exelon’s Notes to Consolidated Financial Statements for further discussion of the sale of Generation’s ownership interest in Boston Generating.

     Operating and Maintenance Expense. The changes in operating and maintenance expense for 2004 compared to 2003 consisted of the following:

Generation	Increase (decrease)

Addition of AmerGen operations	$331
Decommissioning-related costs (a)	50
Refueling outage costs (b)	50
Pension, payroll and benefit costs, primarily associated with The Exelon Way	(84)
DOE Settlement (c)	(52)
Sale of Boston Generating	(12)
Other	44

Increase in operating and maintenance expense	$327

(a)	Includes $40 million due to AmerGen asset retirement obligation accretion not included in 2003.

(b)	Includes refueling outage cost of $43 million at AmerGen not included in 2003.

(c)	See Note 14 of Exelon’s Notes to Consolidated Financial Statements for further discussion of the spent nuclear fuel storage settlement agreement with the DOE.

     The increase in operating and maintenance expense is primarily due to the inclusion of AmerGen in Generation’s consolidated results for 2004. Decommissioning-related costs increased primarily due to the inclusion of AmerGen in 2004 compared to the prior year. Accretion expense includes accretion of the asset retirement obligation and adjustments to offset the earnings impacts of certain decommissioning related activities revenues earned from ComEd and PECO, income taxes and depreciation of the ARC asset to zero. The increase in operating and maintenance expense was partially offset by reductions in payroll-related costs due to the implementation of the programs associated with The Exelon Way, the sale of Boston Generating in May 2004 and the settlement with the DOE to reimburse Generation for costs associated with storage of spent nuclear fuel.

     Nuclear fleet operating data and purchased power costs data for the year ended December 31, 2004 and 2003 were as follows:

Generation	2004	2003

Nuclear fleet capacity factor (a)	93.5%	93.4%
Nuclear fleet production cost per MWh (a)	$12.43	$12.53
Average purchased power cost for wholesale operations per MWh (b)	$47.11	$43.25

(a)	Includes AmerGen and excludes Salem, which is operated PSEG Nuclear.

(b)	Includes PPAs with AmerGen in 2003.

     The higher nuclear capacity factor and lower nuclear production costs are primarily due to ten fewer unplanned outages which offset the impact of one additional planned refuel outage. The lower production cost in 2004 as compared to 2003 is primarily due to the lower fuel costs and the impact of the spent fuel storage cost settlement agreement with the DOE which offset the added cost for one additional planned refuel outage and costs associated with the Dresden generator repairs during outages in the fourth quarter of 2004.

     In 2004 as compared to 2003, the Quad Cities Units intermittently operated at pre-Extended Power Uprate (EPU) generation levels due to performance issues with their steam dryers. Generation plans additional expenditures to ensure safe and reliable operations at the EPU output levels by mid-2005.

     Depreciation and Amortization. The increase in depreciation and amortization expense in 2004 as compared to 2003 was primarily due to the immediate expensing of an ARC, totaling $49 million, recorded in 2004 for which no useful life remains. The ARC was originally recorded in accordance with SFAS No. 143, which requires the establishment of an asset to offset the impact of an increased asset retirement obligation (ARO). See Note 14 of Exelon’s Notes to Consolidated Financial Statements for more information on the 2004 update to the ARO and ARC. The remaining increase is due to capital additions and the consolidation of AmerGen. These increase were partially offset by a decrease in depreciation expense related to the Boston Generating facilities, which were sold in May 2004.

     Effective Income Tax Rate. The effective income tax rate from continuing operations was 38% for 2004 compared to 43% for 2003. The decrease in the effective rate was primarily attributable to income taxes associated with nuclear decommissioning trust activity, income tax deductions related to non-taxable employee benefits and the dilution of the permanent income tax benefits due to the increase in pre-tax income in 2004.

     Discontinued Operations. In 2004, the loss from discontinued operations included Sithe’s results from April 1, 2004 through the end of the year and the results from AllEnergy, a former subsidiary of Exelon Energy. Generation had accounted for the investment in Sithe as an unconsolidated equity method investment prior to its consolidation on March 31, 2004 pursuant to FIN 46-R. The loss from discontinued operations in 2003 included the results of AllEnergy. Sithe’s net impact to Generation was a loss of $19 million in 2004, while AllEnergy produced $3 million of net income in 2004. In 2003, AllEnergy had a net loss of $21 million. See Note 26 of Exelon’s Notes to Consolidated Financial Statements for further information.

Results of Operations – Exelon Corporation

Year Ended December 31, 2003 Compared To Year Ended December 31, 2002

Significant Operating Trends – Exelon

			Favorable
			(unfavorable)
Exelon Corporation	2003	2002	variance

Operating revenues	$15,148	$14,060	$1,088
Purchased power and fuel expense	6,194	5,090	(1,104)
Impairment of Boston Generating, LLC long-lived assets	945	—	(945)
Operating and maintenance expense	3,915	3,655	(260)
Operating income	2,409	3,280	(871)
Other income and deductions	(1,123)	(587)	(536)
Income from continuing operations before income taxes and minority interest	1,286	2,693	(1,407)
Income taxes	389	1,000	611
Income from continuing operations	892	1,690	(798)
Loss from discontinued operations, net of income taxes	(99)	(20)	(79)
Income before cumulative effect of changes in accounting principles	793	1,670	(877)
Net income	905	1,440	(535)
Diluted earnings per share	1.38	2.22	(0.84)

     Net Income. Net income for 2003 reflects income of $112 million, net of income taxes, for the adoption of SFAS No. 143, while net income for 2002 reflects a $230 million charge, net of income taxes, as a result of the adoption of SFAS No. 142. See Note 1 of Exelon’s Notes to Consolidated Financial Statements for further information regarding the adoptions of SFAS No. 143 and SFAS No. 142.

     Operating Revenues. Operating revenues increased in 2003 primarily due to increased market sales at Generation due to generating assets acquired in 2002 and higher wholesale market prices in 2003. Total market sales at Generation, excluding the trading portfolio, increased from 88,985 GWhs in 2002 to 112,816 GWhs in 2003, and the average revenue per MWh on Generation’s market sales, excluding the trading portfolio, increased from $32.36 in 2002 to $35.20 in 2003. This increase in operating revenues was partially offset by a decrease in Energy Delivery’s revenues of $255 million primarily due to unfavorable weather impacts and an increase in customers selecting an alternative electric supplier or ComEd’s PPO. Revenues also decreased by over $215 million primarily due to the sale of InfraSource during the third quarter of 2003. See further discussion of operating revenues by segment below.

     Purchased Power and Fuel Expense. Purchased power and fuel expense increased in 2003 primarily due to generating assets acquired in 2002 and higher market prices for purchased power in 2003. The average cost per MWh supplied by Generation, excluding the trading portfolio, increased from $22.51 in 2002 to $25.48 in 2003 due to increased fossil generation and increased purchased power at higher market prices. Fossil and hydroelectric generation represented 11% of Generation’s total supply in 2003 compared to 6% in 2002. See further discussion of purchased power and fuel expense by segment below.

     Impairment of the Long-Lived Assets of Boston Generating. Generation recorded a $945 million charge (before income taxes) during 2003 to impair the long-lived assets of Boston Generating.

     Operating and Maintenance Expense. Operating and maintenance expense increased in 2003 primarily due to a change in the accounting methodology for nuclear decommissioning, severance and severance-related costs associated with The Exelon Way, and increased costs at Generation associated with generating assets acquired in 2002. Partially offsetting these increases was an overall reduction in operating and maintenance expenses at InfraSource, due to its sale during the third quarter of 2003. See further discussion of operating and maintenance expenses by segment below.

     Operating Income. The decrease in operating income, exclusive of the changes in operating revenues, purchased power and fuel expense, Boston Generating long-lived asset impairment charge and operating and maintenance expense discussed above, was primarily due to a decrease of $215 million in depreciation and amortization expense primarily due to the adoption of SFAS No. 143 and lower depreciation and amortization expense in the Energy Delivery segment. In addition, taxes other than income also decreased by $135 million primarily due to a reduction in reserves for real estate taxes within the Energy Delivery and Generation segments.

     Other Income and Deductions. Other income and deductions changed primarily due to impairment and other transaction-related charges of $280 million recorded in 2003 related to Generation’s investment in Sithe. Interest expense decreased 9% from $955 million in 2002 to $873 million in 2003 primarily due to less outstanding debt and refinancing of existing debt at lower interest rates at Energy Delivery partially offset by increased interest expense at Generation due to debt related to 2002 acquisitions and reduced capitalized interest in 2003. In 2002, Enterprises recorded a gain on the sale of its investment in AT&T Wireless of $198 million (before income taxes).

     Effective Income Tax Rate. The effective income tax rate from continuing operations was 30% for 2003 compared to 37% for 2002. The decrease in the effective rate was primarily attributable to a decrease in state income taxes, net of Federal income tax benefit.

     Discontinued Operations. Certain qualifying components of Enterprises and AllEnergy for 2003 and 2002 have been classified as discontinued operations within the Consolidated Statements of Income. A discussion of the results of AllEnergy is included in the Generation segment discussion below. Enterprises’ after-tax loss from discontinued operations increased $48 million from $30 million in 2002 to $78 million in 2003, primarily due to a reduction in revenues, only partially offset by a decrease in operating and maintenance expenses. Operating and maintenance expense in 2003 included impairment charges of $14 million (before income taxes) related to the classification of the assets and liabilities of Exelon Services as held for sale and goodwill impairment charges of $24 million (before income taxes) related to the remaining goodwill within the Exelon Services reporting unit.

Results of Operations by Business Segment

     Historically, Exelon had presented Enterprises as a segment. Exelon sold or unwound substantially all components of Enterprises in 2004 and 2003. As a result, Enterprises is no longer reported as a segment and is included within the “other” category within the results of operations by business segment below. Other consists of corporate operations, including Exelon Business Services Company, Enterprises and investments in synthetic fuel-producing facilities.

     The comparisons of 2003 and 2002 operating results and other statistical information set forth below reflect intercompany transactions, which are eliminated in the consolidated financial statements.

     Transfer of Exelon Energy Company from Enterprises to Generation. Effective January 1, 2004, Enterprises’ competitive retail sales business, Exelon Energy Company, became part of Generation. The information for 2003 and 2002 related to the Generation segment discussed below has been adjusted to reflect the transfer of Exelon Energy Company to the Generation segment. Exelon Energy Company’s 2003 and 2002 results were as follows:

	2003	2002

Total revenues	$660	$494
Intersegment revenues	4	8
Operating revenues and purchased power from affiliates	200	235
Depreciation and amortization	1	15
Operating expenses	648	517
Interest expense	1	3
Income (loss) from continuing operations before income taxes	6	(24)
Income taxes	3	8
Income (loss) from continuing operations	3	(32)
(Loss) Income from discontinued operations, net of income taxes	(21)	10
Cumulative effect of changes in accounting principles	—	(11)
Net loss	(18)	(33)

     Income from Continuing Operations

			Favorable
			(unfavorable)
	2003	2002	variance

Energy Delivery	$1,170	$1,268	$(98)
Generation	(238)	355	(593)
Other	(40)	67	(107)

Total	$892	$1,690	$(798)

     Income (Loss) Before Cumulative Effect of Changes in Accounting Principles by Business Segment

			Favorable
			(unfavorable)
	2003	2002	variance

Energy Delivery	$1,170	$1,268	$(98)
Generation	(259)	365	(624)
Other	(118)	37	(155)

Total	$793	$1,670	$(877)

     Net Income (Loss) by Business Segment

			Favorable
			(unfavorable)
	2003	2002	variance

Energy Delivery	$1,175	$1,268	$(93)
Generation	(151)	367	(518)
Other	(119)	(195)	76

Total	$905	$1,440	$(535)

Results of Operations – Energy Delivery

			Favorable
			(unfavorable)
	2003	2002	variance

OPERATING REVENUES	$10,202	$10,457	$(255)
OPERATING EXPENSES
Purchased power and fuel expense	4,597	4,602	5
Operating and maintenance	1,669	1,486	(183)
Depreciation and amortization	873	978	105
Taxes other than income	440	531	91

Total operating expense	7,579	7,597	18

OPERATING INCOME	2,623	2,860	(237)

OTHER INCOME AND DEDUCTIONS
Interest expense	(747)	(854)	107
Distributions on mandatorily redeemable preferred securities	(39)	(45)	6
Equity in income of unconsolidated affiliates	—	1	(1)
Other, net	51	71	(20)

Total other income and deductions	(735)	(827)	92

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	1,888	2,033	(145)

INCOME TAXES	718	765	47

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	1,170	1,268	(98)

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	5	—	5

NET INCOME	$1,175	$1,268	$(93)

     Net Income. Energy Delivery’s net income in 2003 decreased primarily due to increased operating and maintenance expense resulting from severance and curtailment charges associated with The Exelon Way, a charge at ComEd associated with a regulatory settlement, lower revenues, net of purchased power primarily attributable to weather and higher purchased power prices, partially offset by reductions in depreciation and amortization expense, taxes other than income, and interest expense.

     Operating Revenues. The changes in Energy Delivery’s operating revenues for 2003 compared to 2002 consisted of the following:

			Total
			increase
Energy Delivery	Electric	Gas	(decrease)

Customer choice	$(167)	$—	$(167)
Weather	(229)	71	(158)
Resales and other	—	(22)	(22)
Rate changes and mix	(58)	51	(7)
Volume	118	(3)	115
Other effects	(15)	(1)	(16)

(Decrease) increase in operating revenues	$(351)	$96	$(255)

     Customer Choice. For 2003 and 2002, 25% and 21%, respectively, of energy delivered to Energy Delivery’s retail customers was provided by an alternative electric supplier or under the ComEd PPO. The decrease in electric retail revenues attributable to customer choice included a decrease in revenues of $155 million from customers in Illinois electing to purchase energy from an alternative electric supplier and a decrease in revenues of $12 million from customers in Pennsylvania selecting or being assigned to an alternative electric generation supplier.

     Weather. Energy Delivery’s electric revenues were affected by cooler summer weather in 2003, partially offset by colder winter weather in the first quarter of 2003. Cooling degree-days in the ComEd and PECO service territories were 36% lower and 21% lower, respectively, in 2003 as compared to 2002. Heating degree-days in the ComEd and PECO service territories were 5% higher and 16% higher, respectively, in 2003 as compared to 2002.

     Energy Delivery’s gas revenues were affected by colder winter weather in the first quarter of 2003.

     Resales and Other. Energy Delivery’s gas revenues decreased as a result of a decrease in off-system sales, exchanges and capacity releases.

     Rate Changes and Mix. Energy Delivery’s electric revenues decreased $33 million at ComEd primarily due to decreased average energy rates under ComEd’s PPO as a result of lower wholesale market prices. Electric revenues decreased $25 million at PECO as a result of rate mix due to changes in monthly usage patterns in all customer classes during 2003 as compared to 2002.

     Energy Delivery’s gas revenues increased due to increases in rates through the purchased gas adjustment clause that became effective March 1, 2003, June 1, 2003 and December 1, 2003. The average purchased gas cost rate per million cubic feet for 2003 was 11% higher than the rate in 2002. PECO’s purchased gas cost rates are subject to periodic adjustments by the PUC and are designed to recover from or refund to customers the difference between the actual cost of purchased gas and the amount included in rates.

     Volume. Energy Delivery’s electric revenues increased as a result of higher delivery volume, exclusive of the effects of weather and customer choice, due to an increased number of customers and increased usage per customer, primarily in the large and small commercial and industrial customer classes.

     Other. The decrease was attributable to a reduction in wholesale revenues. This reduction reflects a $12 million reimbursement from Generation in 2002.

     Purchased Power and Fuel Expense. The changes in Energy Delivery’s purchased power and fuel expense for 2003 compared to 2002 consisted of the following:

			Total
			increase
Energy Delivery	Electric	Gas	(decrease)

Customer choice	$(143)	$—	$(143)
Weather	(119)	49	(70)
Resales and other	—	(28)	(28)
Prices	74	39	113
Volume	73	6	79
Decommissioning	62	—	62
Other	(23)	5	(18)

(Decrease) increase in purchased power and fuel expense	$(76)	$71	$(5)

     Customer Choice. An increase in customer switching resulted in a reduction of purchased power expense, primarily due to ComEd’s non-residential customers electing to purchase energy from an alternative electric supplier or ComEd’s PPO and PECO’s non-residential customers electing or being assigned to purchase energy from alternative energy suppliers.

     Weather. Energy Delivery’s purchased power and fuel expense decreased due to the impacts of cooler summer weather in 2003, partially offset by colder winter weather in the first quarter of 2003.

     Resales and other. Energy Delivery’s fuel expense decreased as a result of reduced resale transactions.

     Prices. Energy Delivery’s purchased power increased for electric due to an increase in the weighted average on-peak/off-peak cost of electricity at ComEd, and fuel expense for gas increased due to PECO’s higher gas prices.

     Volume. Energy Delivery’s purchased power and fuel expense increased due to increases, exclusive of the effect of weather, in the number of customers and average usage per customer, primarily large and small commercial and industrial customers at ComEd and PECO.

     Decommissioning. ComEd changed its presentation for accounting for decommissioning collections upon the adoption of SFAS No. 143 (see Note 14 of Exelon’s Notes to Consolidated Financial Statements). Decommissioning collections, which are remitted to Generation, were previously recorded as amortization expense and are recorded as purchased power expense in 2003.

     Other. Energy Delivery’s purchased power decreased due to additional energy billed in 2002 under the purchase power agreement (PPA) with Generation discussed in other operating revenues above.

     Operating and Maintenance Expense. The changes in operating and maintenance expense for 2003 compared to 2002 consisted of the following:

Increase
Energy Delivery	(decrease)

Severance, pension and postretirement benefit costs associated with The Exelon Way	$167
Charge recorded at ComEd in 2003 associated with a regulatory settlement (a)	41
Increased storm costs	36
Increased employee fringe benefits primarily due to increased health care costs	23
Decreased payroll expense due to fewer employees	(93)
Decreased costs associated with the initial implementation of automated meter reading services at PECO in 2002	(13)
Other	22

Increase in operating and maintenance expense	$183

(a)	For more information regarding the settlement, see Note 5 of Exelon’s Notes to Consolidated Financial Statements.

     Depreciation and Amortization Expense. The reduction in depreciation and amortization expense was primarily due to a change in the accounting for nuclear decommissioning at ComEd, lower amortization of ComEd’s recoverable transition costs of $58 million and a $48 million reduction due to changes in ComEd’s depreciation rates in 2002, partially offset by increased depreciation of $30 million due to capital additions across Energy Delivery and increased competitive transition charge amortization of $28 million at PECO.

     Taxes Other Than Income. The reduction in taxes other than income was primarily due to a reduction of real estate tax accruals recorded by PECO of $58 million during the third quarter of 2003 and a favorable settlement of coal use tax at ComEd of $25 million. See Note 20 of Exelon’s Notes to Consolidated Financial Statements for further information regarding the reduction of real estate tax accruals recorded by PECO.

     Interest Expense. The reduction in interest expense was primarily due to refinancing existing debt at lower rates and the pay down of transitional trust notes.

Energy Delivery Operating Statistics and Revenue Detail

     Energy Delivery’s electric sales statistics and revenue detail were as follows:

Retail Deliveries – (in GWhs) (a)	2003	2002	Variance	% Change

Full service (b)
Residential	37,564	37,839	(275)	(0.7%)
Small commercial & industrial	28,165	29,971	(1,806)	(6.0%)
Large commercial & industrial	20,660	22,652	(1,992)	(8.8%)
Public authorities & electric railroads	6,022	7,332	(1,310)	(17.9%)

Total full service	92,411	97,794	(5,383)	(5.5%)

Delivery only (c)
Residential	900	1,971	(1,071)	(54.3%)
Small commercial & industrial	7,461	5,634	1,827	32.4%
Large commercial & industrial	10,689	7,652	3,037	39.7%
Public authorities & electric railroads	1,402	913	489	53.6%

	20,452	16,170	4,282	26.5%

PPO (ComEd only)
Small commercial & industrial	3,318	3,152	166	5.3%
Large commercial & industrial	4,348	5,131	(783)	(15.3%)
Public authorities & electric railroads	1,925	1,346	579	43.0%

	9,591	9,629	(38)	(0.4%)

Total delivery only and PPO deliveries	30,043	25,799	4,244	16.5%

Total retail deliveries	122,454	123,593	(1,139)	(0.9%)

(a)	One gigawatthour is the equivalent of one million kilowatthours (kWh).

(b)	Full service reflects deliveries to customers taking electric service under tariffed rates.

(c)	Delivery only reflects service from customers electing to receive electric generation service from an alternative electric supplier, which rates include a distribution charge and a CTC.

Electric Revenues	2003	2002	Variance	% Change

Full service (a)
Residential	$3,715	$3,719	$(4)	(0.1%)
Small commercial & industrial	2,421	2,601	(180)	(6.9%)
Large commercial & industrial	1,394	1,496	(102)	(6.8%)
Public authorities & electric railroads	396	456	(60)	(13.2%)

Total full service	7,926	8,272	(346)	(4.2%)

Delivery only (b)
Residential	65	145	(80)	(55.2%)
Small commercial & industrial	214	159	55	34.6%
Large commercial & industrial	196	170	26	15.3%
Public authorities & electric railroads	33	28	5	17.9%

	508	502	6	1.2%

PPO (ComEd only) (c)
Small commercial & industrial	225	204	21	10.3%
Large commercial & industrial	240	278	(38)	(13.7%)
Public authorities & electric railroads	103	71	32	45.1%

	568	553	15	2.7%

Total delivery only and PPO	1,076	1,055	21	2.0%

Total electric retail revenues	9,002	9,327	(325)	(3.5%)

Wholesale and miscellaneous revenues (d)	555	581	(26)	(4.5%)

Total electric revenues	$9,557	$9,908	$(351)	(3.5%)

(a)	Full service revenue reflects deliveries to customers taking electric service under tariffed rates, which include the cost of energy and the delivery cost of the transmission and the distribution of the energy. PECO’s tariffed rates also include a CTC. See Note 5 of Exelon’s Notes to Consolidated Financial Statements for a discussion of CTC.

(b)	Delivery only revenue reflects revenue under tariffed rates from customers electing to receive electric generation service from an alternative electric supplier, which rates include a distribution charge and a CTC.

(c)	Revenues from customers choosing ComEd’s PPO include an energy charge at market rates, transmission and distribution charges, and a CTC. Prior to ComEd’s full integration into PJM on May 1, 2004, ComEd’s transmission charges received from alternative electric suppliers were included in wholesale and miscellaneous revenues.

(d)	Wholesale and miscellaneous revenues include transmission revenues, sales to municipalities and other wholesale energy sales.

     Energy Delivery’s gas sales statistics and revenue detail were as follows:

Deliveries to customers in million cubic feet (mmcf)	2003	2002	Variance	% Change

Retail sales	61,858	54,782	7,076	12.9%
Transportation	26,404	30,763	(4,359)	(14.2%)

Total	88,262	85,545	2,717	3.2%

Revenues	2003	2002	Variance	% Change

Retail sales	$609	$490	$119	24.3%
Transportation	18	19	(1)	(5.3%)
Resales and other	18	40	(22)	(55.0%)

Total	$645	$549	$96	17.5%

Results of Operations - Generation

     As previously described, effective January 1, 2004, Exelon contributed its interest in Exelon Energy Company to Generation. For comparative discussion and analysis, Exelon Energy Company’s results of operations have been included within the Generation segment results of operations as if this transfer had occurred on January 1, 2002.

			Favorable
			(unfavorable)
	2003	2002	variance

OPERATING REVENUES	$8,586	$7,117	$1,469

OPERATING EXPENSES
Purchased power	3,620	3,298	(322)
Fuel	1,930	1,201	(729)
Operating and maintenance	1,874	1,674	(200)
Impairment of Boston Generating, LLC long-lived assets	945	—	(945)
Depreciation and amortization	200	291	91
Taxes other than income	120	166	46

Total operating expense	8,689	6,630	(2,059)

OPERATING INCOME (LOSS)	(103)	487	(590)

OTHER INCOME AND DEDUCTIONS
Interest expense	(88)	(78)	(10)
Equity in earnings of unconsolidated affiliates	49	87	(38)
Other, net	(268)	87	(355)

Total other income and deductions	(307)	96	(403)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	(410)	583	(993)

INCOME TAXES	(176)	225	401

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	(234)	358	(592)

MINORITY INTEREST	(4)	(3)	(1)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(238)	355	(593)

(LOSS) INCOME FROM DISCONTINUED OPERATIONS (net of income taxes)	(21)	10	(31)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	(259)	365	(624)

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (net of income taxes)	108	2	106

NET INCOME (LOSS)	$(151)	$367	$(518)

     Net Income (Loss). The decrease in Generation’s net income in 2003 as compared to 2002 was primarily due to an impairment charge of $945 million before income taxes recorded in 2003 related to the long-lived assets of Boston Generating, impairment and other transaction-related charges of $280 million before income taxes recorded in 2003 related to Generation’s investment in Sithe, and increased operating and maintenance expenses, partially offset by an increase in operating revenues net of purchased power and fuel expense. Generation also experienced an increase in its effective tax rate.

     Cumulative effect of changes in accounting principles recorded in 2003 and 2002 included income of $108 million, net of income taxes, recorded in 2003 related to the of adoption of SFAS No. 143 and income of $2 million, net of income taxes, recorded in 2002 related to the adoption of SFAS No. 142. See Note 1 of Exelon’s Notes to Consolidated Financial Statements for further discussion of these effects.

     Operating Revenues. Operating revenues increased in 2003 as compared to 2002. Generation’s sales in 2003 and 2002 were as follows:

Revenues (in millions)	2003	2002	Variance	% Change

Electric sales to affiliates	$3,831	$3,978	$(147)	(3.7%)
Wholesale and retail electric sales	4,107	2,736	1,371	50.1%

Total energy sales revenues	7,938	6,714	1,224	18.2%
Retail gas sales	414	248	166	66.9%
Trading portfolio	1	(29)	30	(103.4%)
Other revenues (a)	233	184	49	26.6%

Total revenues	$8,586	$7,117	$1,469	20.6%

Sales (in GWhs)	2003	2002	Variance	% Change

Electric sales to affiliates	112,688	118,473	(5,785)	(4.9%)
Wholesale and retail electric sales	112,816	88,985	23,831	26.8%

Total sales	225,504	207,458	18,046	8.7%

(a)	Includes sales related to tolling agreements and fossil fuel sales.

     Trading volumes of 32,584 GWhs and 69,933 GWhs for the years ended December 31, 2003 and 2002, respectively, are not included in the table above. The decrease in trading volume is a result of reduced volumetric and VAR trading limits in 2003, which are set by the Exelon Risk Management Committee and approved by the Board of Directors.

     Electric Sales to Affiliates. Sales to affiliates decreased primarily due to lower volume sales to ComEd, partially offset by slightly higher realized prices. Sales to PECO were lower, primarily due to lower realized prices, partially offset by slightly higher volumes.

     Wholesale and Retail Electric Sales. Sales volume in the wholesale spot and bilateral markets increased primarily due to the acquisition of Exelon New England in November 2002 and the commencement of commercial operations in 2003 of the Boston Generating facilities, Mystic 8 and 9 and Fore River. In addition, average market prices were $5/MWh higher than 2002.

     Retail Gas Sales. Retail gas sales at Exelon Energy increased $166 million due to higher natural gas prices in 2003. In addition, customer growth in the gas and electric markets increased revenues by $69 million and $40 million, respectively.

     Trading Revenues. Trading activity increased revenues by $1 million in 2003 compared to a reduction in revenues of $29 million in 2002 due to an increase in gas prices in April 2002, which negatively affected Generation’s trading positions.

     Other. Revenues also increased in 2003 as compared to 2002, as a result of a $76 million increase in sales of excess fossil fuel. The increased excess fossil fuel is a result of generating plants in the Texas and New England regions operating at less than projected levels. Also, revenues increased by $62 million due to higher decommissioning revenues received from ComEd in 2003 compared to 2002.

     Purchased Power and Fuel Expense. Generation’s supply of sales in 2003 and 2002, excluding the trading portfolio, was as follows:

Supply of Sales (in GWhs)	2003	2002	% Change

Nuclear generation (a)	117,502	115,854	1.4%
Purchases — non-trading portfolio (b)	83,692	78,628	6.4%
Fossil and hydroelectric generation	24,310	12,976	87.3%

Total supply	225,504	207,458	8.7%

(a)	Excluding AmerGen.

(b)	Including purchase power agreements with AmerGen.

     Generation’s supply mix changed as a result of increased nuclear generation due to a lower number of refueling and unplanned outages during 2003 as compared to 2002, increased fossil generation due to the Exelon New England plants acquired in November 2002, including plants under construction which became operational in the second and third quarters of 2003 and account for an increase of 8,426 GWhs. Additionally, the change included additional purchased power of 3,320 GWhs from Exelon New England, a new PPA with AmerGen which increased purchased power by 3,049 GWhs in the second quarter of 2003 and 11,989 GWhs of other miscellaneous power purchases, which more than offset a 14,208 GWhs reduction in purchased power from Midwest Generation.

     The changes in Generation’s purchased power and fuel expense for 2003 compared to 2002 consisted of the following:

Generation	Increase

Exelon New England	$429
Prices	350
Volume	46
Hedging activity	22
Other	204

Increase in purchased power and fuel expense	$1,051

     Exelon New England. Generation acquired Exelon New England in November 2002 and Mystic Units 8 and 9 began commercial operations during the second quarter of 2003, while Fore River began commercial operations during the third quarter of 2003.

     Prices. The increase reflects higher market prices in 2003.

     Volume. Purchased power increased in 2003 due to an increase in purchased power from AmerGen under a June 2003 PPA to purchase 100% of the output of Oyster Creek. Prior to the June 2003 PPA, Generation did not purchase power from Oyster Creek. Fuel expense increased due to increases in fossil fuel generation required to meet the increased market demand for energy and the acquisition of generating plants in Texas in April 2002.

     Hedging Activity. Mark-to-market losses on hedging activities were $16 million in 2003 compared to a gain of $6 million in 2002.

     Other. Other increases in purchased power and fuel were primarily due to $171 million of higher purchased power and fuel expense at Exelon Energy, additional nuclear fuel amortization of $16 million in 2003 resulting from under-performing fuel, which was completely replaced in May 2003 at the Quad Cities Unit 1 and $10 million due to the write-down of coal inventory in 2003 as a result of a fuel burn analysis.

     Generation’s average margins per MWh sold for the years ended December 31, 2003 and 2002 were as follows:

($/MWh)	2003	2002	% Change

Average electric revenue
Electric sales to affiliates	$34.00	$33.58	1.3%
Wholesale and retail electric sales	36.40	30.75	18.4%
Total — excluding the trading portfolio	35.20	32.36	8.8%

Average electric supply cost – excluding the trading portfolio (a)	24.61	21.69	13.5%

Average margin – excluding the trading portfolio	10.59	10.67	(0.8%)

(a)	Average electric supply cost includes purchased power, fuel costs and PPAs with AmerGen in 2003.

     Operating and Maintenance Expense. The changes in operating and maintenance expense for 2003 compared to 2002 consisted of the following:

Increase
Generation	(decrease)

2003 asset impairment charge related to long-lived assets of Boston Generating	$945
Adoption of SFAS No. 143 (a)	118
Increased costs due to generating asset acquisitions in 2002	78
Severance, pension and postretirement benefit costs associated with The Exelon Way	60
Increased employee fringe benefits primarily due to increased health care costs	54
Decreased refueling outage costs (b)	(49)
2002 executive severance	(19)
Other	(42)

Increase in operating and maintenance expense	$1,145

(a)	Due to a reclassification of decommissioning-related expenses upon the adoption of SFAS No. 143.

(b)	Includes cost savings of $19 million related to one of Generation’s co-owned facilities. Refueling outage days, not including Generation’s co-owned facilities, decreased from 202 in 2002 to 157 in 2003.

     The increase in operating and maintenance expense is primarily due to the decision to transition out of the ownership of Boston Generating during the third quarter of 2003. Generation recorded a long-lived asset impairment charge of $945 million ($573 million net of income taxes) in the third quarter of 2003. The remaining increase is due to payroll-related costs due to implementation of the programs associated with The Exelon Way, costs incurred due to generating asset acquisitions made in 2002, partially offset by lower refueling outage costs.

     Nuclear fleet operating data and purchased power costs data for the year ended December 31, 2003 and 2002 were as follows:

Generation	2003	2002

Nuclear fleet capacity factor (a)	93.4%	92.7%
Nuclear fleet production cost per MWh (a)	$12.53	$13.00
Average purchased power cost for wholesale operations per MWh (b)	$43.25	$41.94

(a)	Including AmerGen and excluding Salem, which is operated by PSEG Nuclear.

(b)	Including PPAs with AmerGen.

     The higher nuclear capacity factor and decreased production costs are primarily due to 56 fewer planned refueling outage days in 2003 as compared to 2002, resulting in a $36 million decrease in refueling outage costs, including a $6 million decrease related to AmerGen. The years ended December 31, 2003 and 2002 included 30 and 26 unplanned outages, respectively, resulting in a $2 million increase in non-refueling outage costs in 2003 as compared to 2002.

     Depreciation and Amortization. The decrease in depreciation and amortization expense in 2003 as compared to 2002 was primarily attributable to a $130 million reduction in decommissioning expense net of ARC depreciation, as these costs are included in operating and maintenance expense after the adoption of SFAS No. 143, and a $12 million decrease due to life extensions of assets acquired in 2002. The decrease was partially offset by $65 million of additional depreciation expense on capital additions placed in service in 2002, of which $18 million of expense is related to plant acquisitions made after the third quarter of 2002.

     Effective Income Tax Rate. The effective income tax rate from continuing operations was 43% for 2003 compared to 39% for 2002.

     Discontinued Operations. The loss from discontinued operations increased by over $30 million from 2002 to 2003 primarily due to decreased margins and unfavorable impacts of mark-to-market accounting at AllEnergy.

Liquidity and Capital Resources

     Exelon’s businesses are capital intensive and require considerable capital resources. These capital resources are primarily provided by internally generated cash flows from Energy Delivery’s and Generation’s operations. When necessary, Exelon obtains funds from external sources in the capital markets and through bank borrowings. Exelon’s access to external financing at reasonable terms depends on Exelon and its subsidiaries’ credit ratings and general business conditions, as well as that of the utility industry in general. If these conditions deteriorate to the extent that Exelon no longer has access to the capital markets at reasonable terms, Exelon has access to revolving credit facilities with aggregate bank commitments of $1.5 billion that it currently utilizes to support its commercial paper programs. See the “Credit Issues” section of “Liquidity and Capital Resources” for further discussion. Exelon primarily uses its capital resources, including cash, to fund capital requirements, including construction expenditures, retire debt, pay common stock dividends, fund its pension obligations and invest in new and existing ventures. Exelon’s construction expenditures utilize a significant amount of cash on projects that have a long-term return on investment. Additionally, Energy Delivery operates in a rate-regulated environment in which recovery of current cash expenditures takes place over an extended period of time. As a result of these factors, Exelon has historically operated with a working capital deficit. However, Exelon expects operating cash flows to be sufficient to meet operating and capital expenditure requirements. Future acquisitions that Exelon may undertake, such as the proposed merger with PSEG, may require external debt financing or the issuance of Exelon common stock.

Cash Flows from Operating Activities

     Energy Delivery’s cash flows from operating activities primarily result from sales of electricity and gas to a stable and diverse base of retail customers at fixed prices and are weighted toward the third quarter of each fiscal year. Energy Delivery’s future cash flows will be affected by the impact of the economy, weather, customer choice and future regulatory proceedings on its revenues and its ability to achieve operating cost reductions. Generation’s cash flows from operating activities primarily result from the sale of electric energy to wholesale customers, including Energy Delivery. Generation’s future cash flows from operating activities will be affected by future demand for and market prices of energy and its ability to continue to produce and supply power at competitive costs.

     Cash flows from operations have been, and are expected to continue to provide, a reliable, steady source of cash flow, sufficient to meet operating and capital expenditures requirements for the foreseeable future. Operating cash flows after 2006 could be negatively affected by changes in the rate regulatory environments of ComEd and PECO, although any effects are not expected to hinder the ability to fund their business requirements. See “Business Outlook and the Challenges in Managing the Business” for further information regarding the regulatory transition periods. Additionally, Exelon, through its ComEd subsidiary, has taken certain tax positions, which have been disclosed to the Internal Revenue Service (IRS), to defer the tax gain on the 1999 sale of its fossil generating assets. See Note 13 of Exelon’s Notes to Consolidated Financial Statements for additional information regarding these tax positions.

     The following table provides a summary of the major items impacting cash flows from operations:

	2004	2003	Variance

Net income	$1,864	$905	$959
Non-cash operating activities (a)	2,274	2,989	(715)
Changes in working capital and other noncurrent assets and liabilities (b)	530	(366)	896
Pension and post-retirement healthcare benefit payments	(270)	(144)	(126)

Net cash flow from operations	$4,398	$3,384	$1,014

(a)	Represents depreciation, amortization and accretion, deferred income taxes, cumulative effect of changes in accounting principle, impairment of investments and long-lived assets and other non-cash charges.

(b)	Changes in working capital and other noncurrent assets and liabilities exclude the changes in commercial paper and the current portion of long-term debt.

     Cash flows provided by operations in 2004 and 2003 were $4,398 million and $3,384 million, respectively. Changes in Exelon’s cash flows provided by operations were generally consistent with changes in its results of operations, as adjusted by changes in working capital in the normal course of business. The $1,014 million increase in cash flows provided by operations from 2003 to 2004 was due primarily to an increase in operating income of $1,156 million during 2004 over 2003 and changes in working capital and other asset and liability accounts, including income taxes. The timing of the working capital and other noncurrent asset and liability account changes resulted in an increase to cash flows provided by operations of approximately $896 million in 2004 over 2003, approximately $564 million of which is the result of the timing of Federal income tax activity. The operating cash flows resulting from Federal income tax activity were primarily the result of the following:

•	Exelon reduced its Federal income tax obligation by approximately $315 million and $140 million in 2004 and 2003, respectively, for tax-deductible pension plan contributions of approximately $900 million to be contributed prior to September 15, 2005 and $400 million contributed prior to September 15, 2004, respectively.

•	Exelon realized Federal income tax credits from its investments in synthetic fuel producing facilities, which reduced its 2004 and 2003 Federal income taxes payable by approximately $216 million and $23 million, respectively.

•	Exelon recorded approximately $631 million and $1,057 million of special depreciation allowances in 2004 and 2003, respectively, that resulted in the reduction of Federal income taxes payable of approximately $220 million and $370 million, respectively. Approximately $150 million of the 2003 special depreciation allowance was recorded as a Federal income tax receivable at December 31, 2003 and filed and collected as a corporate application for quick refund in March 2004. This activity resulted in a $300 million year over year increase in cash flows from 2003 to 2004.

•	In November 2003, Exelon recorded a Federal income tax receivable of approximately $120 million for capital losses generated in 2003 related to its investment in Sithe, which were carried back to prior periods. The transaction was presented as a use of cash in Exelon’s

December 31, 2003 statement of cash flows.

     The combination of the income tax activities described above and other income tax activities reduced the amount of cash paid for income taxes from approximately $730 million in 2003 to approximately $200 million in 2004, a decrease of $530 million.

     Additionally, the following non-recurring operating cash flows occurred during 2004:

•	In December 2004, TXU and Generation terminated a tolling agreement and entered into a new agreement. Upon termination of the original agreement, Generation received a cash payment of $172 million. The resulting gain was deferred and will be recognized as income over the contractual term of the new agreement. See Note 2 of Exelon’s Notes to Consolidated Financial Statements for further information regarding the transaction with TXU.

•	Net cash received for collateral for 2004 was $73 million, compared to $68 million paid in 2003. The year over year increase in cash flows of $141 million was primarily due to the reduction of cash collateral requirements for certain trading counterparties as a result of Generation negotiating the acceptance of letters of credit during 2004 to satisfy current and future collateral obligations.

•	During 2004, Exelon paid $86 million for prepayment premiums on the retirement of ComEd debt. See “Cash Flows from Financing Activities” for further information regarding debt retirements pursuant to the accelerated liability management plan.

     Exelon management does not expect the changes in working capital associated with income taxes and other non-recurring events, as described above, that contributed to the increase in cash flows provided by operations in 2004 to recur.

     Pension and other non-pension postretirement payments. Discretionary tax-deductible pension plan payments were $439 million in 2004 compared to $367 million in 2003. Exelon also contributed $11 million during 2004 to the pension plans needed to satisfy minimum funding requirements of the Employee Retirement Income Security Act. Additionally, $132 million and $135 million were contributed to the postretirement welfare benefit plans for 2004 and 2003, respectively. See Note 15 of Exelon’s Notes to Consolidated Financial Statements for further information regarding pension and postretirement benefits.

     Exelon expects to contribute approximately $2 billion to its pension plans in 2005, which will be funded primarily through the issuance of debt in 2005. These contributions exclude benefit payments expected to be made directly from corporate assets. Of the $2 billion expected to be contributed to the pension plans during 2005, $13 million is estimated to be needed to satisfy Employee Retirement Income Security Act (ERISA) minimum funding requirements.

Cash Flows from Investing Activities

     Cash flows used in investing activities for 2004 and 2003 were $1,765 million and $2,109 million, respectively. In addition to the recurring investing activities presented on the face of the Consolidated Statement of Cash Flows, significant investing activities by business segment during 2004 and 2003 are as follows:

Exelon

•	Exelon received cash proceeds of $76 million, net of $2 million held in escrow at December 31, 2004, from the sale of its investments in affordable housing in 2004.

•	Exelon contributed $56 million to investments in synthetic fuel-producing facilities in 2004.

•	Cash proceeds of $227 million, net of transaction costs and contingency payments on prior year dispositions, were received during 2004 from the sales of Exelon Thermal Holdings, Inc., substantially all of the operating businesses of Services, and Enterprises’ investments in PECO TelCove and other equity method and cost basis investments of Enterprises.

•	Early settlement on an acquisition note receivable from the 2003 disposition of InfraSource resulted in cash proceeds of $30 million during 2004.

•	In September 2003, Exelon sold the electric construction and services, underground and telecom businesses of InfraSource for cash of $175 million, net of transaction costs and cash transferred to the buyer upon sale.

Generation

•	Exelon Generation received cash proceeds of $42 million from the January 2004 sale of three gas turbines that were classified as assets held for sale at December 31, 2003.

•	On March 31, 2004, Exelon consolidated the assets and liabilities of Sithe under the provisions of FIN 46-R, which resulted in an increase in cash of $19 million. See Note 1 and Note 3 of Exelon’s Notes to Consolidated Financial Statements for further information regarding the FIN 46-R consolidation of Sithe.

•	Sithe collected a $20 million note receivable during 2004 related to the sale of certain businesses of Sithe during the fourth quarter of 2003 and the first quarter of 2004.

•	On November 25, 2003, Generation, Reservoir, and Sithe completed a series of transactions resulting in Generation and Reservoir each indirectly owning a 50% interest in Sithe. Net cash proceeds from the series of transactions were $44 million. In addition, a note was received from EXRES SHC, Inc. for $92 million. See Note 3 and Note 25 of Exelon’s Notes to Consolidated Financial Statements for further information regarding this transaction and Generation’s sale of Sithe.

•	In December 2003, Generation purchased the 50% interest in AmerGen held by British Energy for $240 million, net of cash acquired of $36 million. The acquisition was funded with cash provided by operations.

     Investing activities in 2004 and 2003 exclude the non-cash issuance of $22 million and $238 million of notes payable, respectively, for Exelon’s investments in synthetic fuel-producing facilities. Exelon expects these investments to provide more than $200 million of net cash benefits from 2005 through 2008, with peak net cash of approximately $100 million in 2008.

     Capital expenditures by business segment for 2004 and projected amounts for 2005 are as follows:

	2004	2005

Energy Delivery	$946	$1,023
Generation	960	1,073
Corporate and other	15	56

Total capital expenditures	$1,921	$2,152

     Excluding acquisitions, capital requirements during 2005 are expected to be met through internally generated cash or external borrowings. Exelon’s proposed capital expenditures and other investments are subject to periodic review and revision to reflect changes in economic conditions and other factors.

     Energy Delivery. Energy Delivery’s projected capital expenditures for 2005 reflect continuing efforts to improve the reliability of its transmission and distribution systems and capital additions to support new business and customer growth. Exelon anticipates that Energy Delivery’s capital expenditures will be funded by internally generated funds, borrowings or capital contributions from Exelon.

     Generation. Exelon projects that Generation’s capital expenditures for 2005 will be higher than they were in 2004. The majority of these expenditures will be for additions and upgrades to existing facilities, nuclear fuel and increases in capacity at existing plants. Generation is planning on eleven nuclear refueling outages in 2005, compared to ten during 2004; however, the projected total non-fuel capital expenditures for the nuclear plants are expected to decrease in 2005 from 2004 by $40 million. Exelon anticipates that Generation’s capital expenditures will be funded by internally generated funds, borrowings or capital contributions from Exelon.

Cash Flows from Financing Activities

     Cash flows used in financing activities for 2004 were $2,627 million compared to $1,240 million for the same period in 2003. The increase in cash used in financing activities was primarily attributable to an increase in the net retirement of long-term debt and preferred securities during 2004 of $2,221 million. Exelon retired $1.2 billion of long-term debt, including $1.0 billion prior to its maturity and $206 million at maturity, during 2004 in accordance with an accelerated liability management plan and retired $728 million of long-term debt due to financing affiliates. During 2003, Exelon issued debt (net of retirements during the period) and preferred stock of approximately $96 million. See Note 12 of Exelon’s Notes to Consolidated Financial Statements for further information regarding debt issuances and retirements during 2004. During 2004, Exelon issued $164 million of commercial paper, net of payments, and received cash proceeds of $33 million from the settlement of interest-rate swaps. During 2003, Exelon repaid $355 million of commercial paper and paid $43 million to settle interest-rate swaps. Additionally, Exelon repurchased common shares totaling $82 million during 2004 and received proceeds from employee stock plans of $240 million and $181 million during 2004 and 2003, respectively.

     In 2004, Generation paid $27 million of a note payable to Sithe, compared to $446 million paid in 2003. At December 31, 2004, Generation had repaid $473 million of the note payable, resulting in a remaining balance of $63 million, which was paid upon the completion of a series of transactions that resulted in Generation’s sale of its investment in Sithe on January 31, 2005. See Note 25 of Exelon’s Notes to Consolidated Financial Statements for further information regarding the sale of Sithe.

     The 2004 cash dividend payments on common stock increased $211 million over 2003, reflecting a 10% increase in the first quarter of 2004 and an 11% increase in the third quarter of 2004. See further discussion of Exelon’s dividend policy within the “Dividends” section of ITEM 5 of this Form 10-K.

     From time to time and as market conditions warrant, Exelon may engage in long-term debt retirements via tender offers, open market repurchases or other viable options to strengthen its balance sheet. In the third quarter of 2004, Exelon initiated an accelerated liability management plan. Through December 31, 2004, ComEd had retired approximately $1.2 billion of debt under the plan, including $1.0 billion prior to its maturity and $206 million at maturity.

Credit Issues

     Exelon Credit Facility

     Exelon meets its short-term liquidity requirements primarily through the issuance of commercial paper by Exelon, ComEd, PECO and Generation. At December 31, 2004, Exelon, along with ComEd, PECO and Generation, participated with a group of banks in a $1 billion unsecured revolving facility maturing on July 16, 2009 and a $500 million unsecured revolving credit facility maturing on October 31, 2006. Both revolving credit agreements are used principally to support the commercial paper programs at Exelon, ComEd, PECO and Generation and to issue letters of credit.

     At December 31, 2004, Exelon, ComEd, PECO and Generation had the following sublimits and available capacity under the credit agreements and the indicated amounts of outstanding commercial paper:

	Bank	Available	Outstanding
Borrower	Sublimit (a)	Capacity (b)	Commercial Paper

Exelon	$700	$685	$490
ComEd	100	74	—
PECO	100	100	—
Generation	600	444	—

(a)	Sublimits under the credit agreements can change upon written notification to the bank group.

(b)	Available capacity represents the bank sublimit net of outstanding letters of credit. The amount of commercial paper outstanding does not reduce the available capacity under the credit facilities.

     Interest rates on advances under the credit facilities are based on either prime or the London Interbank Offering Rate (LIBOR) plus an adder based on the credit rating of the borrower as well as the total outstanding amounts under the agreement at the time of borrowing. The maximum LIBOR adder is 170 basis points.

     The average interest rates on commercial paper in 2004 for Exelon, ComEd, PECO and Generation were approximately 1.51%, 2.11%, 1.08% and 1.14%, respectively.

     The credit agreements require Exelon, ComEd, PECO and Generation to maintain a minimum cash from operations to interest expense ratio for the twelve-month period ended on the last day of any quarter. The ratios exclude revenues and interest expenses attributable to securitization debt, certain changes in working capital, distributions on preferred securities of subsidiaries and, in the case of Exelon and Generation, revenues from Sithe and interest on the debt of its project subsidiaries. The following table summarizes the minimum thresholds reflected in the credit agreements for the twelve-month period ended December 31, 2004:

	Exelon	ComEd	PECO	Generation

Credit agreement threshold	2.65 to 1	2.25 to 1	2.25 to 1	3.25 to 1

     At December 31, 2004, Exelon, ComEd, PECO and Generation were in compliance with the foregoing thresholds.

     At December 31, 2004, Exelon’s capital structure consisted of 56% of long-term debt, including long-term debt to financing trusts, 41% common equity, 2% notes payable and less than 1% preferred securities of subsidiaries. Total debt included $5.3 billion owed to unconsolidated affiliates of ComEd and PECO that qualify as special purpose entities under FIN 46-R. These special purpose entities were created for the sole purpose of issuing debt obligations to securitize intangible transition property and CTCs of Energy Delivery or mandatorily redeemable preferred securities. See Note 1 of Exelon’s Notes to Consolidated Financial Statements for further information regarding FIN 46-R.

     Intercompany Money Pool

     To provide an additional short-term borrowing option that will generally be more favorable to the borrowing participants than the cost of external financing, Exelon operates an intercompany money pool. Participation in the money pool is subject to authorization by the corporate treasurer. ComEd and its subsidiary, Commonwealth Edison Company of Indiana, Inc. (ComEd of Indiana), PECO, Generation and BSC may participate in the money pool as lenders and borrowers, and Exelon and UII, LLC, a wholly owned subsidiary of Exelon, may participate as lenders. Funding of, and borrowings from, the money pool are predicated on whether the contributions and borrowings result in economic benefits. Interest on borrowings is based on short-term market rates of interest or, if from an external source, specific borrowing rates. Maximum amounts contributed to and borrowed from the money pool by participant during 2004 are described in the following table in addition to the net contribution or borrowing as of December 31, 2004:

	Maximum	Maximum	December 31, 2004
	Contributed	Borrowed	Contributed (Borrowed)

ComEd	$487	$43	$308
ComEd of Indiana (a)	21	—	—
PECO	162	70	34
Generation	53	546	(283)
BSC	—	197	(59)
UII, LLC	160	—	—

(a)	The activity at ComEd of Indiana was eliminated in the consolidation of ComEd.

     Security Ratings

     Exelon’s, ComEd’s, PECO’s and Generation’s access to the capital markets, including the commercial paper market, and its financing costs in those markets depend on the securities ratings of the entity that is accessing the capital markets. On December 20, 2004, Standard and Poor’s Rating Services placed the ratings of Exelon and its subsidiaries on credit watch with negative implications in response to the announced Merger between Exelon and PSEG. None of Exelon’s borrowings is subject to default or prepayment as a result of a downgrading of securities although such a downgrading could increase fees and interest charges under Exelon’s credit facilities.

     The following table shows the Registrants’ securities ratings at December 31, 2004:

		Moody’s Investors	Standard & Poors	Fitch Investors
	Securities	Service	Corporation	Service, Inc.

Exelon	Senior unsecured debt	Baa2	BBB+	BBB+
	Commercial paper	P2	A2	F2
ComEd	Senior secured debt	A3	A-	A-
	Commercial paper	P2	A2	F2
	Transition bonds (a)	Aaa	AAA	AAA
PECO	Senior secured debt	A2	A-	A
	Commercial paper	P1	A2	F1
	Transition bonds (b)	Aaa	AAA	AAA
Generation	Senior unsecured debt	Baa1	A-	BBB+
	Commercial paper	P2	A2	F2

(a)	Issued by ComEd Transitional Funding Trust, an unconsolidated affiliate of ComEd.

(b)	Issued by PETT, an unconsolidated affiliate of PECO.

     A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

     As part of the normal course of business, Exelon routinely enters into physical or financially settled contracts for the purchase and sale of capacity, energy, fuels and emissions allowances. These contracts either contain express provisions or otherwise permit its counterparties and Exelon to demand adequate assurance of future performance when there are reasonable grounds for doing so. In accordance with the contracts and applicable contracts law, if Exelon or Generation is downgraded by a credit rating agency, especially if such downgrade is to a level below investment grade, it is possible that a counterparty would attempt to rely on such a downgrade as a basis for making a demand for adequate assurance of future performance. Depending on its net position with a counterparty, the demand could be for the posting of collateral. In the absence of expressly agreed to provisions that specify the collateral that must be provided, the obligation to supply the collateral requested will be a function of the facts and circumstances of Exelon or Generation’s situation at the time of the demand. If Exelon can reasonably claim that it is willing and financially able to perform its obligations, it may be possible to successfully argue that no collateral should be posted or that only an amount equal to two or three months of future payments should be sufficient.

     See the PUHCA Restrictions section below for discussion of investment grade ratings under PUHCA.

     Shelf Registration

     As of December 31, 2004, Exelon, ComEd and PECO had current shelf registration statements for the sale of $2.0 billion, $555 million and $550 million, respectively, of securities that were effective with the SEC. The ability of Exelon, ComEd or PECO to sell securities off its shelf registration statement or to access the private placement markets will depend on a number of factors at the time of the proposed sale, including other required regulatory approvals, the current financial condition of the company, its securities ratings and market conditions.

     PUHCA Restrictions

     On April 1, 2004, Exelon obtained an order from the SEC under the Public Utilities Holding Company Act of 1935 (PUHCA) authorizing, through April 15, 2007, financing transactions, including the issuance of common stock, preferred securities, equity-linked securities, long-term debt and short-term debt in an aggregate amount not to exceed $8.0 billion above the amount outstanding for Exelon Corporate and Generation at December 31, 2003.

No securities have been issued under the above-described limit. Exelon is also authorized to issue guarantees, letters of credit, or otherwise provide credit support with respect to the obligations of its subsidiaries and non-affiliated third parties in the normal course of business of up to $6.0 billion outstanding at any one time. At December 31, 2004, Exelon had provided $2.0 billion of guarantees and letters of credit under the SEC order. See “Contractual Obligations and Off-Balance Sheet Arrangements” in this section for further discussion of guarantees. The SEC order requires Exelon to maintain a ratio of common equity to total capitalization (including securitization debt) of not less than 30%. At December 31, 2004, Exelon’s common equity ratio was 42%. Exelon expects that it will maintain a common equity ratio of at least 30%.

     Exelon is also limited by the April 1, 2004 order to an aggregate investment of $4.0 billion in exempt wholesale generators (EWGs) and foreign utility companies (FUCOs). At December 31, 2004, Exelon had invested $2.2 billion in EWGs, leaving $1.8 billion of investment authority under the order. In that order, the SEC reserved jurisdiction over an additional $3.0 billion in investments in EWGs.

     The loss of investment grade ratings for any outstanding security of ComEd, PECO or Generation would suspend the financing authority of the issuer to issue certain other securities and guarantees. The loss of investment grade ratings for any outstanding security of Exelon would suspend financing authority for ComEd, PECO, Generation and Exelon to issue certain other securities and guarantees. Exceptions include long-term debt issuances by ComEd and PECO (authorization for such security issuances are granted by the ICC and the PUC, respectively), common stock and the issuance of securities for the purpose of funding money pool operations. For purposes of investment grade ratings, a security will be deemed to be rated investment grade if it is rated investment grade by at least one nationally recognized statistical rating organization.

     In cases where the financing authority of Exelon or a subsidiary is suspended in the circumstances as described above, Exelon would nevertheless be able to seek specific further authority from the SEC for it or its subsidiaries to continue to issue securities upon receipt of further SEC authorization.

     Under applicable law, Exelon, ComEd, PECO and Generation can pay dividends only from retained, undistributed or current earnings. A significant loss recorded at ComEd, PECO or Generation may limit the dividends that these companies can distribute to Exelon. At December 31, 2004, Exelon had retained earnings of $3.4 billion, including ComEd’s retained earnings of $1,102 million (all of which had been appropriated for future dividend payments), PECO’s retained earnings of $607 million and Generation’s undistributed earnings of $761 million.

Contractual Obligations and Off-Balance Sheet Arrangements

     The following table summarizes Exelon’s future estimated cash payments under existing contractual obligations, including payments due by period.

		Payment due within			Due 2010
	Total	2005	2006-2007	2008-2009	and beyond

Long-term debt	$7,774	$424	$712	$1,023	$5,615
Long-term debt to financing trusts	5,342	486	1,840	1,665	1,351
Interest payments on long-term debt (a) (b)	4,031	429	790	644	2,168
Interest payments on long-term debt to financing trusts (a)	1,938	329	515	285	809
Commercial paper	490	490	—	—	—
Capital leases	50	3	5	4	38
Operating leases	909	73	134	114	588
Power purchase obligations	9,497	2,024	1,973	1,288	4,212
Fuel purchase agreements	3,639	639	985	616	1,399
Other purchase obligations (c)	463	241	134	57	31
Chicago agreement (d)	48	6	12	12	18
Regulatory commitments	20	10	10	—	—
Spent nuclear fuel obligation	878	—	—	—	878
Obligation to minority shareholders	49	3	5	5	36
Pension ERISA minimum funding requirement	13	13	—	—	—
Decommissioning (e)	3,981	—	—	—	3,981

Total contractual obligations	$39,122	$5,170	$7,115	$5,713	$21,124

(a)	Interest payments are estimated based on final maturity dates of debt securities outstanding at December 31, 2004 and do not reflect anticipated future refinancing, early redemptions or debt issuances. Variable rate interest obligations are estimated based on rates as of December 31, 2004. In 2004, Exelon’s Board of Directors approved contributions of approximately $2 billion in 2005 to Exelon’s defined benefit pension plans. The contributions will be funded in part by additional debt anticipated to be issued in 2005. Estimated future payments associated with the anticipated debt issuance have not been included in the table above.

(b)	Includes Sithe-related interest payments of $71 million, $132 million, $115 million and $849 million for payments due in 2005, 2006-2007, 2008-2009 and 2010 and beyond, respectively. See Note 25 of Exelon’s Notes to Consolidated Financial Statements for information regarding the sale of Generation’s investment in Sithe.

(c)	Commitments for services and materials, minimum spend requirements related to the sale of InfraSource (see Note 2 of Exelon’s Consolidated Financial Statements) and amounts committed for information technology services.

(d)	On February 20, 2003, ComEd entered into separate agreements with Chicago and with Midwest Generation (Midwest Agreement). Under the terms of the agreement with Chicago, ComEd will pay Chicago $60 million over ten years to be relieved of a requirement, originally transferred to Midwest Generation upon the sale of ComEd’s fossil stations in 1999, to build a 500-MW generation facility.

(e)	Represents the present value of Generation’s obligation to decommission nuclear plants.

For additional information about:

•	regulatory commitments, see Note 5 of Exelon’s Notes to Consolidated Financial Statements.

•	commercial paper, see Note 11 of Exelon’s Notes to Consolidated Financial Statements.

•	long-term debt, see Note 12 of Exelon’s Notes to Consolidated Financial Statements.

•	capital lease obligations, see Note 12 of Exelon’s Notes to Consolidated Financial Statements.

•	the spent nuclear fuel and decommissioning obligations, see Note 14 of Exelon’s Notes to Consolidated Financial Statements.

•	the contribution required to Exelon’s pension plans to satisfy ERISA minimum funding requirements, see Note 15 of Exelon’s Notes to Consolidated Financial Statements.

•	operating leases, energy commitments, fuel purchase agreements and other purchase obligations, see Note 20 of Exelon’s Notes to Consolidated Financial Statements.

•	the obligation to minority shareholders, see Note 20 of Exelon’s Notes to Consolidated Financial Statements.

     Mystic Development LLC (Mystic) a former affiliate of Exelon New England has a long-term agreement through January 2020 with Distrigas of Massachusetts Corporation (Distrigas) for gas supply, primarily for the Boston Generating units. Under the agreement, gas purchase prices from Distrigas are indexed to the New England gas markets. Exelon New England has guaranteed Mystic’s financial obligations to Distrigas under the long-term supply agreement. Exelon New England’s guarantee to Distrigas remained in effect following the transfer of ownership interest in Boston Generating in May 2004. Under FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others (FIN 45),” approximately $16 million was included as a liability within the Consolidated Balance Sheet of Exelon as of December 31, 2004 related to this guarantee. The terms of the guarantee do not limit the potential future payments that Exelon New England could be required to make under the guarantee.

     Exelon paid down $27 million of the Exelon New England note during 2004 to fund Sithe’s acquisition of the 40% of Sithe/Independence Power Partners, L.P. that it did not own. Sithe is now the owner of 100% of the Independence generating plant.

     Generation has an obligation to decommission its nuclear power plants. NRC regulations require that licensees of nuclear generating facilities demonstrate reasonable assurance that funds will be available in certain minimum amounts at the end of the life of the facility to decommission the facility. Based on estimates of decommissioning costs for each of the nuclear facilities in which Generation has an ownership interest, the ICC permits ComEd, and the PUC permits PECO, to collect from their customers and deposit in nuclear decommissioning trust funds maintained by Generation amounts which, together with earnings thereon, will be used to decommission such nuclear facilities. Generation also maintains nuclear decommissioning trust funds for each of the AmerGen units. Upon adoption of SFAS No. 143, Generation was required to re-measure its decommissioning liabilities at fair value and recorded an asset retirement obligation of $2.4 billion on January 1, 2003. Increases in the asset retirement obligation to decommission nuclear generating facilities resulting from the passage of time are recorded as operating and maintenance expense. Increases in the asset retirement obligation resulting from a remeasurement are recorded with a corresponding ARC, which is a component of property, plant and equipment. At December 31, 2004, the asset retirement obligation recorded within Generation’s Consolidated Balance Sheet was approximately $4.0 billion. Decommissioning expenditures are expected to occur primarily after the plants are retired. Based on current licenses and anticipated renewals, decommissioning expenditures for plants in operation are currently estimated to begin in 2029. To fund future decommissioning costs, Generation held $5.3 billion of investments in trust funds, including net unrealized gains and losses, at December 31, 2004. See Note 14 of Exelon’s Notes to Consolidated Financial Statements for further discussion of Generation’s decommissioning obligation.

     See Note 20 of Exelon’s Notes to Consolidated Financial Statements for discussion of Exelon’s commercial commitments as of December 31, 2004.

     IRS Refund Claims

     ComEd and PECO have entered into several agreements with a tax consultant related to the filing of refund claims with the IRS. ComEd and PECO previously made refundable prepayments to the tax consultant of $11 million and $5 million, respectively. The fees for these agreements are contingent upon a successful outcome of the claims and are based upon a percentage of the refunds to be recovered from the IRS, if any. The ultimate net cash outflow from ComEd and PECO related to all the agreements will either be positive or neutral depending upon the outcome of the refund claims with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of ComEd and PECO. A portion of ComEd’s tax benefits, including any associated interest for periods prior to the PECO / Unicom Merger, would be recorded as a reduction of goodwill pursuant to a reallocation of the PECO / Unicom Merger purchase price. See below for discussion of the final approval of ComEd’s income tax refund claim. PECO cannot predict the timing of the final resolution of its refund claims.

     During 2004, the IRS granted preliminary approval for one of ComEd’s refund claims. As such, ComEd believes that it is probable that a fee will ultimately be paid to the tax consultant. Therefore, ComEd recorded an expense of $5 million (pre-tax), which resulted in a decrease to the prepayment from $11 million to $6 million. The charge represents an estimate of the fee to the tax consultant which may be adjusted upward or downward depending on the IRS’ final calculation of the tax and interest benefit. As of December 31, 2004, ComEd had not reflected the tax benefit associated with the refund claim pending final approval of the IRS; however, as described above, the net income statement impact for ComEd is anticipated to be neutral or positive.

     In the first quarter of 2005, ComEd received final approval for the income tax refund described above; however the calculation of the claim, including interest has not been finalized. As a portion of the refund will be recorded against goodwill under the provisions of EITF Issue No. 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination,” the net result is not anticipated to have a material impact on Exelon’s results of operations.

     Variable Interest Entities

     Sithe. As of December 31, 2004, Generation was a 50% owner of Sithe. In accordance with FIN 46-R, Generation consolidated Sithe within its financial statements as of March 31, 2004. The determination that Sithe qualified as a variable interest entity and that Generation was the primary beneficiary under FIN 46-R required analysis of the economic benefits accruing to all parties pursuant to their ownership interests supplemented by management’s judgment. See Note 3 and Note 25 of Exelon’s Notes to Consolidated Financial Statements for a discussion of Generation’s ownership in Sithe and the ultimate sale of Generation’s entire interest in Sithe, which was completed on January 31, 2005.

     Financing Trusts of ComEd and PECO. During June 2003, PECO issued $103 million of subordinated debentures to PECO Trust IV in connection with the issuance by PECO Trust IV of $100 million of preferred securities. Effective July 1, 2003, PECO Trust IV was deconsolidated from the financial statements of PECO in conjunction with FIN 46. The $103 million of subordinated debentures issued by PECO to PECO Trust IV was recorded as long-term debt to financing trusts within the Consolidated Balance Sheets.

     Effective December 31, 2003, ComEd Financing II, ComEd Financing III, ComEd Funding, LLC, ComEd Transitional Funding Trust, PECO Trust III and PETT were deconsolidated from the financial statements of Exelon in conjunction with the adoption of FIN 46-R. Amounts of $5.3 billion owed by ComEd and PECO to these financing trusts were recorded as long-term debt to ComEd Transitional Funding Trust and PETT and long-term debt to financing trusts within the Consolidated Balance Sheets as of December 31, 2004. See Other Subsidiaries of ComEd and PECO with Publicly Held Securities in Part I, ITEM 1 for further discussion of the nature, purpose and history of Exelon’s involvement with these financing trusts.

     PECO Accounts Receivable Agreement

     PECO is party to an agreement with a financial institution under which it can sell or finance with limited recourse an undivided interest, adjusted daily, in up to $225 million of designated accounts receivable until November 2005. PECO entered into this agreement to diversify its funding sources at favorable floating interest rates. At December 31, 2004, PECO had sold a $225 million interest in accounts receivable, consisting of a $179 million interest in accounts receivable, which PECO accounted for as a sale under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities – a Replacement of FASB Statement No. 125,” and a $46 million interest in special agreement accounts receivable, which PECO accounted for as a long-term note payable and reflected on the consolidated balance sheet as long-term debt due within one year. At December 31, 2003, PECO had sold a $225 million interest in accounts receivable, consisting of a $176 million interest in accounts receivable which PECO accounted for as a sale under SFAS No. 140 and a $49 million interest in special-agreement accounts receivable which was accounted for as a long-term note payable. PECO must continue to service these receivables and must maintain the level of the accounts receivable at $225 million. If PECO fails to maintain that level, the cash that would otherwise be received by PECO under this program must be held in escrow until the level is met. At December 31, 2004 and 2003, PECO met this requirement and was not required to make any cash deposit.

     Nuclear Insurance Coverage

     Generation carries property damage, decontamination and premature decommissioning insurance for each station loss resulting from damage to Generation’s nuclear plants, subject to certain exceptions. Additionally, Generation carries business interruption insurance in the event of a major accidental outage at a nuclear station. Finally, Generation participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by a nuclear energy accident. See Note 20 of Exelon’s Notes to Consolidated Financial Statements for further discussion of nuclear insurance. For its types of insured losses, Generation is self-insured to the extent that losses are within the policy deductible or exceed the amount of insurance maintained. Such losses could have a material adverse effect on Exelon and Generation’s financial condition and their results of operations and cash flows.

Business Outlook and the Challenges in Managing the Business

     Substantially all of Exelon’s businesses are in the electric generation, transmission and distribution industry in the United States. That industry is in the midst of a fundamental and, at this point, uncertain transition from a fully regulated industry offering bundled service to an industry with unbundled services, some of which are regulated and others of which are priced in competitive markets. Exelon’s Energy Delivery business remains highly regulated while Exelon’s Generation business operates in a competitive environment. All of Exelon’s businesses are capital intensive.

     The challenges affecting Exelon’s businesses are discussed below. There are several factors, such as weather, economic activity and regulatory actions that affect its businesses in different ways. Also, there are several factors that affect its business as a whole, such as environmental compliance and the ability to access capital on a cost-effective basis. Further discussion of its liquidity and capital resources and related challenges is included in the Liquidity and Capital Resources section.

Energy Delivery

     The Energy Delivery business is comprised of two utility transmission and distribution companies, ComEd and PECO, which provide electricity and, in the case of PECO, natural gas to customers in Illinois and Pennsylvania, respectively. Energy Delivery focuses on providing safe and reliable services to customers. Energy Delivery continues to make improvements to its delivery systems to minimize the frequency and duration of service interruptions, while working more efficiently to lower costs. Exelon believes that Energy Delivery will continue to provide a significant and steady source of earnings and cash flows over the next several years.

     Both Illinois and Pennsylvania have adopted restructuring legislation designed to foster competition in the retail sale of electricity. As a result of these restructuring initiatives, both ComEd and PECO are subject to rate freezes or caps through mandated restructuring transition periods. During these periods, the results of operations of ComEd and PECO will depend on their ability to deliver energy in a cost-efficient manner and to offset infrastructure investments and inflation with cost savings. ComEd and PECO each have long-term, full-requirements supply contracts with Generation, helping to mitigate the risk of changing energy supply costs during their respective transition periods. Energy Delivery is also managing operating and maintenance costs, while maintaining a strong focus on both reliability and safety in operating its business.

     Exelon cannot currently predict the frameworks that will be used by the Illinois and Pennsylvania state regulators to establish rates after the transition periods. Exelon also cannot predict the outcome of any new laws that may impact its business. Nevertheless, Exelon expects that ComEd and PECO will continue to be obligated to deliver electric power and energy to customers in their respective service territories and will also retain significant POLR obligations, whereby each utility is required to provide electric power and energy service to customers in its service area. ComEd and PECO therefore must continue to ensure that adequate supplies of electricity and gas are available at reasonable costs.

     More detailed explanations for each of these and other challenges in managing the Energy Delivery business are as follows:

Exelon must comply with numerous regulatory requirements in managing the Energy Delivery business, which affect their costs and responsiveness to changing events and opportunities.

     The Energy Delivery business is subject to regulation at the state and Federal levels. State commissions regulate the rates, terms and conditions of service; various business practices and transactions; financings; and transactions between the utilities and affiliates. The FERC regulates the utilities’ transmission rates, certain other aspects of their businesses and, for PECO, gas pipelines. The regulations adopted by these state and Federal agencies affect the manner in which Energy Delivery does business, its ability to undertake specified actions, the costs of its operations, and the level of rates Energy Delivery may charge to recover such costs.

Energy Delivery must manage its costs due to the rate and equity return limitations imposed on its revenues.

     Rate freezes or caps in effect at ComEd and PECO currently limit their ability to recover increased expenses and the costs of investments in new transmission and distribution facilities. As a result, Energy Delivery’s future results of operations will depend on the ability of ComEd and PECO to deliver electricity and, in the case of PECO, natural gas in a cost-efficient manner.

     Rate limitations. ComEd is subject to a legislatively mandated rate freeze on bundled retail rates that will remain in effect until January 1, 2007. Pursuant to a PECO / Unicom Merger-related settlement agreement with the PUC, PECO is subject to agreed-upon electric service rate reductions of $200 million, in aggregate, for the period January 1, 2002 through December 31, 2005, including $40 million in each of 2004 and 2005, and caps (subject to limited exceptions for significant increases in Federal or state income taxes or other significant changes in law or regulation that do not allow PECO to earn a fair rate of return) on its transmission and distribution rates through December 31, 2006, and on its generation rates through December 31, 2010.

     Equity return limitation. ComEd is subject to a legislatively mandated cap on its return on common equity through the end of 2006. The cap is based on a two-year average of the U.S. Treasury long-term rates (20 years and above) plus 8.5% and is compared to a two-year average return on ComEd’s common equity. The legislation requires customer refunds equal to one-half of any earnings above the cap. ComEd is allowed to include regulatory asset amortization in the calculation of earnings. Under Illinois statute, any impairment of goodwill has no impact on the determination of the cap on ComEd’s allowed equity return during the transition period. ComEd has not triggered the earnings sharing provision in 2004 or previous years and does not expect to trigger that provision in 2005 or 2006.

Energy Delivery’s long-term purchase power agreements provide a hedge to its customers’ demand.

     To effectively manage its obligation to provide power to meet its customers’ demand, Energy Delivery has established full-requirements, power supply agreements with Generation which reduce exposure to the volatility of customer demand and market prices through 2006 for ComEd and through 2010 for PECO. Market prices relative to Energy Delivery’s regulated rates still influence whether retail customers purchase energy from Energy Delivery or from an alternative electric supplier.

Effective management of capital projects is important to Energy Delivery’s business.

     Energy Delivery’s business is capital intensive and requires significant investments in energy transmission and distribution facilities and in other internal infrastructure projects.

     Energy Delivery expects to continue to make significant capital expenditures to improve the reliability of its transmission and distribution systems and for capital additions to support new business and customer growth. It is anticipated that Energy Delivery’s capital expenditures will exceed depreciation on its plant assets. Energy Delivery’s base rate freeze and caps will generally preclude rate recovery on any of these incremental investments prior to January 1, 2007.

     Energy Delivery’s business may be significantly affected by the end of the Illinois and Pennsylvania regulatory transition periods.

     Illinois. Illinois electric utilities are allowed to collect competitive transition charges (CTCs) from customers who choose an alternative electric supplier or choose ComEd’s power purchase option (PPO). CTCs were intended to assist electric utilities, such as ComEd, in recovering stranded costs that might not otherwise be recoverable in a fully competitive market. The CTC charge represents the difference between the market value of delivered energy (the sum of generation service at market-based prices and the regulated price of energy delivery) and recoveries under historical bundled rates, reduced by a mitigation factor. The CTCs are updated annually. Over time, to facilitate the transition to a competitive market, the mitigation factor increases, thereby reducing the CTC.

     In 2004 and 2003, ComEd collected $169 million and $304 million, respectively, of CTC revenue. As a result of increasing mitigation factors, changes in energy prices and the ability of certain customers to establish fixed, multi-year CTC rates beginning in 2003, it is anticipated that this revenue source will decline to approximately $90 million to $110 million in each of the years 2005 and 2006. Under the current restructuring statute, no CTCs will be collected after 2006.

     Through 2006, ComEd will continue to have an obligation to offer bundled service to all customers (except certain large customers with demand of three MWs or more) at frozen price levels, under which a majority of ComEd’s residential and small commercial customers are expected to continue to receive service. ComEd’s current bundled service is generally provided under an all-inclusive rate that does not separately break out charges for energy generation service and energy delivery service, but charges a single set of prices. After the transition ends in 2006, ComEd’s bundled rates may be reset through a regulatory approval process, which may include traditional or innovative pricing, including performance-based incentives to ComEd.

     In order to address post-transition uncertainty, ComEd is continually working with the ICC, consumer advocates and business community leadership to facilitate the development of a competitive electricity market while providing system reliability and safety. ComEd is promoting constructs that will move it towards transparent and liquid markets to allow for power procurement that will be deemed prudent, provide consumers assurance of equitable pricing and ensure cost recoverability. At the same time, ComEd is attempting to establish a regulatory framework for the post-2006 timeframe. Currently, it is difficult to predict the framework for, or the outcome of, a potential regulatory proceeding to establish rates after 2006.

     In 2004, the ICC initiated and conducted a workshop process to consider issues related to retail electric service in the post-transition period (i.e., post-2006). Issues addressed included utility wholesale supply procurement methodology, rates, competition and utility service obligations. All interested parties were invited to participate. The end result was a report to the Illinois General Assembly which was generally supportive of continuing under the existing regulatory framework and of utilities procuring supply through a full-requirements, vertical tranche, descending clock auction process with full recovery of the supply costs from retail customers. In 2005, utilities including ComEd, are expected to begin to seek regulatory approval of structures that implement the methodologies supported by the report or such other proposals as they may choose to make. ComEd intends to make various filings during 2005 to begin the process to establish rates for the post-transition period. ComEd currently expects that these filings will include a proposal consistent with the auction process described above. All such methodologies and proposals will be subject to regulatory approval. ComEd cannot predict which particular proposal or proposals will be approved.

     Pennsylvania. In Pennsylvania, the Pennsylvania Electricity Generation Customer Choice and Competition Act (Competition Act) provides for the imposition and collection of non-bypassable CTCs on customers’ bills as a mechanism for utilities to recover their allowed stranded costs. CTCs are assessed to and collected from virtually all retail customers who access PECO’s transmission and distribution systems. These CTCs are assessed regardless of whether the customer purchases electricity from PECO or an alternative electric supplier. The Competition Act provides, however, that PECO’s right to collect CTCs is contingent on the continued operation, at reasonable availability levels, of the assets for which the stranded costs were awarded, except where continued operation is no longer cost efficient because of the transition to a competitive market.

     PECO has been authorized by the PUC to recover stranded costs of $5.3 billion over a twelve-year period ending December 31, 2010, with a return on the unamortized balance of 10.75%. At December 31, 2004, approximately $3.9 billion had yet to be recovered. Recovery of transition charges for stranded costs and PECO’s allowed return on its recovery of stranded costs are included in revenues. Amortization of PECO’s stranded cost recovery, which is a regulatory asset, is included in depreciation and amortization expense. PECO’s results will be adversely affected over the remaining transition period ending December 31, 2010 by the steadily increasing amortization of stranded costs. The following table (amounts in millions) indicates the estimated revenues and amortization expense associated with CTC collection and stranded cost recovery through 2010.

	Estimated	Estimated Stranded
Year	CTC Revenues	Cost Amortization

2005	$808	$404
2006	903	550
2007	910	619
2008	917	697
2009	924	783
2010	932	880

     By the end of 2010, PECO will have fully recovered all of the stranded costs authorized by the PUC. As a result, PECO expects that both its revenues and expenses will decrease in 2011.

     PECO’s transmission and distribution rates are capped through 2006, while PECO’s generation rates are capped through 2010. The end of these transition periods involves uncertainties, including the nature of PECO’s POLR obligations and the source and pricing of generation services to be provided by PECO. PECO will continue to work with Federal and state regulators, state and local governments, customer representatives and other interested parties to develop appropriate processes for establishing future rates in restructured electricity markets. PECO will strive to ensure that future rate structures recognize the substantial improvements PECO has made, and will continue to make, in its transmission and distribution systems. PECO will also work to ensure that its rates are adequate to cover its costs of obtaining electric power and energy from its suppliers, which could include Generation, for the costs associated with procuring full requirements power given PECO’s POLR obligations. As in the past, by working together with all interested parties, PECO believes it can successfully meet these objectives and obtain fair recovery of its costs for providing service to its customers; however, if PECO is unsuccessful, its results of operations and cash flows could be negatively affected after the transition periods.

Energy Delivery’s ability to successfully manage the end of the transition period may affect its capital structure.

     Exelon and ComEd had approximately $4.7 billion of goodwill recorded at December 31, 2004. This goodwill was recognized and recorded in connection with the PECO / Unicom Merger. Under GAAP, the goodwill will remain at its recorded amount unless it is determined to be impaired, which is based upon an annual analysis prescribed by SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) that compares the implied fair value of the goodwill to its carrying value. If an impairment occurs, the amount of the impaired goodwill will be written off and expensed, reducing equity. Under Illinois law, any impairment of goodwill has no impact on the determination of ComEd’s rate cap through the transition period.

     Goodwill was not impaired at Exelon or ComEd during 2004. Exelon’s goodwill impairment test considers the cash flows of the entire Energy Delivery business segment, including both ComEd and PECO, and not just of ComEd; accordingly, a goodwill impairment charge at ComEd may not affect Exelon’s results of operations.

     However, based on certain anticipated reductions to cash flows (primarily reductions in CTCs) subsequent to ComEd’s regulatory transition period, there is a reasonable possibility that goodwill will be impaired at ComEd, and possibly at Exelon, in 2005 or later periods. The actual timing and amounts of any goodwill impairments in future years will depend on many sensitive, interrelated and uncertain variables, including changing interest rates, utility sector market performance, ComEd’s capital structure, market prices for power, post-2006 rate regulatory structures, operating and capital expenditure requirements and other factors, some not yet known.

     See Critical Accounting Policies and Estimates for further discussion on goodwill impairments.

Energy Delivery is and will continue to be involved in regulatory proceedings as a part of the process of establishing the terms and rates for its services.

     These regulatory proceedings typically involve multiple parties, including governmental bodies, consumer advocacy groups and various consumers of energy, who have differing concerns but who have the common objective of limiting rate increases or even reducing rates. The proceedings also involve various contested issues of law and fact and have a bearing upon the recovery of Energy Delivery’s costs through regulated rates. During the course of the proceedings, Energy Delivery looks for opportunities to resolve contested issues in a manner that grants some certainty to all parties to the proceedings as to rates and energy costs.

Energy Delivery’s business is affected by the restructuring of the energy industry.

     The electric utility industry in the United States is in transition. As a result of both legislative initiatives as well as competitive pressures, the industry has been moving from a fully regulated industry, consisting primarily of vertically integrated companies that combine generation, transmission and distribution, to a partially restructured industry, consisting of competitive wholesale generation markets and continued regulation of transmission and distribution. Due to a number of factors, these developments have been somewhat uneven across the states. Both Illinois and Pennsylvania have adopted restructuring legislation designed to foster competition in the retail sale of electricity, but a large number of other states have not changed their regulatory structures.

     Regional Transmission Organizations and Standard Market Platform. The FERC required jurisdictional utilities to provide open access to their transmission systems as early as the late 1980’s. Subsequently, the FERC encouraged the voluntary development of RTOs and the elimination of trade barriers between regions. RTOs provide transmission service. Transmission owners remain responsible for maintaining and operating their transmission facilities, under the direction of RTOs, and recover their revenue requirements through the RTOs. ComEd and PECO are members of PJM, a FERC-approved RTO operating in the Mid-Atlantic and Midwest regions. RTOs direct the dispatch of generation units as a means of centrally managing congestion on transmission systems without curtailing service. RTOs also manage transparent and competitive short-term energy markets.

     The FERC’s efforts to promote RTOs throughout the states has generated substantial opposition by some state regulators and other governmental bodies. In addition, efforts to develop an RTO have been abandoned in certain regions. Notwithstanding these difficulties, MISO has been certified as a RTO by the FERC. MISO is attempting to develop central generation dispatch and transmission operations across the Midwestern United States, contiguous to PJM’s footprint. The FERC has ordered the elimination of rate barriers and protocol differences between MISO and PJM. Energy Delivery supports the development of RTOs and implementation of standard market protocols for these regions, and others, but cannot predict their success or whether they will lead to the development of the envisioned large, successful wholesale markets.

The development of large competitive wholesale electricity markets would facilitate an auction to meet ComEd’s and PECO’s POLR load obligations with reliable wholesale electricity supply when their long-term supply contracts with Generation expire. In the meantime, Energy Delivery’s transmission facilities are being operated by PJM successfully with little impact on ComEd’s or PECO’s transmission rates and revenues.

     Proposed Federal Energy Legislation. Attempts have been made to adopt comprehensive Federal energy legislation that, among other things, would repeal PUHCA, create incentives for the construction of transmission infrastructure, encourage but not mandate standardized competitive markets and expand the authority of the FERC to include overseeing the reliability of the bulk power system. Exelon cannot predict whether comprehensive energy legislation will be adopted and, if adopted, the final form of that legislation. Exelon would expect that comprehensive energy legislation would, if adopted, significantly affect the electric utility industry and its businesses. Such legislation did not pass Congress during 2004 but is expected to be reintroduced in Congress in early 2005.

Energy Delivery must maintain the availability and reliability of its delivery systems to meet customer expectations.

     Increases in both customers and the demand for energy require expansion and reinforcement of Energy Delivery’s delivery systems to increase capacity and maintain reliability. Failures of the equipment or facilities used in its delivery systems could potentially interrupt energy delivery services and related revenues and increase repair expenses and capital expenditures. Such failures of Energy Delivery’s systems or those of other utilities, including prolonged or repeated failures, could affect customer satisfaction, the level of regulatory oversight and Energy Delivery’s maintenance and capital expenditures, and expose Energy Delivery to claims by customers and others.

     Regulated utilities that are required to provide service to all customers and others within their service territory have generally been afforded liability protections against claims by customers relating to failure of service. Under Illinois law, ComEd can be required to pay damages to its customers in the event of extended outages affecting large numbers of its customers.

Energy Delivery has lost and may continue to lose energy customers and related revenues to other generation suppliers, although Energy Delivery continues to provide delivery services.

     Energy Delivery’s retail electric customers may purchase their generation supply from alternative electric suppliers, although Energy Delivery remains obligated to provide transmission and distribution service to customers in its service territories regardless of their generation supplier. As of December 31, 2004, no alternative electric supplier had approval from the ICC, and no electric utilities had chosen to enter the ComEd residential market for the supply of electricity. ComEd and PECO are each generally obligated to provide generation and delivery service to customers in their service territories at fixed rates or, in some instances, market-derived rates. In addition, customers who take service from an alternative electric supplier may later return to ComEd or PECO. The number of customers taking service from alternative electric suppliers depends in part on the prices being offered by those suppliers relative to the fixed prices that ComEd and PECO are authorized to charge by their state regulatory commissions. To the extent that customers leave traditional bundled tariffs and select a different electric supplier, Energy Delivery’s revenues are likely to decline, and revenues and gross margins could vary from period to period.

Energy Delivery’s post-transition period and provider of last resort obligations add uncertainty to planning its electricity supply needs and its ability to manage the related costs of that supply.

     In 2004, the ICC initiated and conducted a workshop process to consider issues related to retail electric service in the post-transition period (i.e., post-2006). Issues addressed included utility wholesale supply procurement methodology, rates, competition and utility service obligations. All interested parties were invited to participate. The end result was a report to the Illinois General Assembly which was generally supportive of continuing under the existing regulatory framework and of utilities procuring supply through a full-requirements, vertical tranche, descending clock auction process with full recovery of the supply costs from retail customers. In 2005, utilities, including ComEd, are expected to begin to seek regulatory approval of structures that implement the methodologies supported by the report or such other proposals as they may choose to make. ComEd intends to make various filings during 2005 to begin the process to establish rates for the post-transition period. These filings will include a proposal consistent with the auction process described above. All such methodologies and proposals will be subject to regulatory approval. ComEd cannot predict which particular proposals will be approved.

     Because ComEd and PECO customers can “switch,” that is, within limits they can choose an alternative electric supplier and then return to either ComEd or PECO and then go back to an alternative electric supplier, and so on, planning for Energy Delivery has a higher level of uncertainty than that traditionally experienced due to weather and the economy. Energy Delivery has no obligation to purchase power reserves to cover the load served by others. Energy Delivery manages its POLR obligation through full-requirements contracts with Generation, under which Generation supplies the power requirements of ComEd and PECO. Also, Energy Delivery has sought through the regulatory process, as permitted by law, to retain the POLR obligation to customers who do not have competitive supply options and limit the POLR obligation for those customers that do have competitive supply options. In 2003, ComEd received ICC approval to phase out over several years its obligation to provide fixed-price energy under bundled rates to approximately 370 of its largest energy customers, which have demands of at least three MWs and represent an aggregate of approximately 2,500 MWs of load. To date, ComEd has not requested to phase out its obligation to provide fixed-price energy under bundled rates for other customers but continues to evaluate its options, particularly with respect to customers having energy demands of one to three MWs.

A mandatory renewable portfolio standard (RPS) could affect the cost of electricity purchased and sold by Energy Delivery.

     Renewable and alternative fuel sources such as wind, solar, biomass and geothermal are anticipated to have an increasingly important role in creating fuel diversity in the generation of electricity. Federal or state legislation mandating a RPS could result in significant changes in Energy Delivery’s business, including fuel cost and capital expenditures. Energy Delivery continues to monitor discussions related to RPSs at the Federal and state levels.

     For additional information, see “Environmental Regulation – Renewable and Alternative Energy Portfolio Standards” in ITEM 1 of this Form 10-K.

Weather affects electricity and gas usage and, consequently, Energy Delivery’s results of operations.

     Temperatures above normal levels in the summer tend to increase summer cooling electricity demand and revenues, and temperatures below moderate levels in the winter tend to increase winter heating electricity and gas demand and revenues. As a corollary, moderate temperatures adversely affect the usage of energy and resulting revenues. Because of seasonal pricing differentials, coupled with higher consumption levels, Energy Delivery typically reports higher revenues in the third quarter of the fiscal year. However, extreme summer conditions or storms may stress Energy Delivery’s transmission and distribution systems, resulting in increased maintenance costs and limiting its ability to meet peak customer demand. These extreme conditions may have detrimental effects on Energy Delivery’s operations.

Economic conditions and activity in Energy Delivery’s service territories directly affect the demand for electricity and gas.

     Higher levels of development and business activity generally increase the number of Energy Delivery’s customers and their average use of energy. Periods of recessionary economic conditions may adversely affect Energy Delivery’s results of operations. Retail electric and gas sales growth on an annual basis is expected to be between 1% and 2% in the service territories of ComEd and PECO.

Generation

     Generation is focused on efficiently providing reliable power through a generation portfolio with fuel and dispatch diversity. Generation’s directive is to continue to increase fleet output and to improve fleet efficiency while sustaining operational safety. Generation’s Power Team manages the output of Generation’s assets and energy sales to optimize value and reduce the volatility of Generation’s earnings and cash flows. Exelon believes that Generation will provide a steady source of earnings through its low-cost operations and will take advantage of higher wholesale prices when they can be realized. More detailed explanations for each of these and other challenges in managing the Generation business are as follows:

Generation must effectively manage its power portfolio to meet its contractual commitments and to handle changes in the wholesale power markets.

     The majority of Generation’s portfolio is used to provide power under long-term purchase power agreements with ComEd and PECO. To the extent portions of the portfolio are not needed for that purpose, Generation’s output is sold on the wholesale market. To the extent that its portfolio is not sufficient to meet the requirements of ComEd and PECO, Generation must purchase power in the wholesale power markets. Generation’s financial results are dependent upon its ability to cost-effectively meet the load requirements of ComEd and PECO, to manage its power portfolio and to effectively handle the changes in the wholesale power markets.

Generation must effectively plan for the elimination of significant purchase power arrangements post 2006.

     Generation sells a significant portion of its output to ComEd and PECO under long-term purchase power agreements. As a result of the continuing transition from a regulated environment, the agreement with ComEd, which expires at the end of 2006, is unlikely to be replaced with a similar arrangement. If the agreement is not replaced, Generation may need to sell more power at market-based prices. Illinois has considered both regulated and competitive models for the post-transition periods, including an auction-based model and new contractual arrangements with third parties, which may have shorter durations and lower volume sales. A regulated model may not adequately compensate Generation for its investment in its generating facilities. Increased market sales and new contractual arrangements under a competitive model may adversely affect Generation’s credit risk due to an increase in the number of customers and the loss of a highly predictable revenue source.

The scope and scale of Generation’s nuclear generating resources provide a cost advantage in meeting contractual commitments and enable Generation to sell power in the wholesale markets.

     Generation’s resources include interests in 11 nuclear generation stations, consisting of 19 units. Generation’s nuclear fleet generated 136,621 GWhs, or more than half of Generation’s total output, for the year ended December 31, 2004. As the largest generator of nuclear power in the United States, Generation can negotiate favorable terms for the materials and services that its business requires. Generation’s nuclear plants benefit from stable fuel costs, minimal environmental impact from operations and a safe operating history.

Generation’s financial performance may be affected by liabilities arising from its ownership and operation of nuclear facilities.

     The ownership and operation of nuclear facilities involve risks as further described below.

     Nuclear capacity factors. Capacity factors, particularly nuclear capacity factors, significantly affect Generation’s results of operations. Nuclear plant operations involve substantial fixed operating costs but produce electricity at low variable costs due to low fuel costs. Consequently, to be successful, Generation must consistently operate its nuclear generating facilities at high capacity factors. Lower capacity factors increase Generation’s operating costs by requiring Generation to generate additional energy from its fossil or hydroelectric facilities or purchase additional energy in the spot or forward markets in order to satisfy Generation’s obligations to ComEd and PECO and other committed third-party sales. These sources generally have a higher operating cost than Generation incurs to generate energy from its nuclear stations.

     Refueling outages. Outages at nuclear stations to replenish fuel require the station to be “turned off.” Refueling outages are planned to occur once every 18 to 24 months and currently average approximately 25 days in duration. Generation has significantly decreased the length of refueling outages in recent years; however, when refueling outages at wholly and co-owned plants last longer than anticipated or Generation experiences unplanned outages, capacity factors decrease and Generation faces lower margins due to higher energy replacement costs and/or lower energy sales. Each 25-day outage, depending on the capacity of the station, will decrease the total nuclear annual capacity factor between 0.3% and 0.5%. The number of refueling outages, including the AmerGen plants and the co-owned Salem plant operated by PSEG, will increase from ten in 2004 to eleven in 2005; however, the projected total non-fuel capital expenditures for the nuclear plants will decrease in 2005 from 2004 by approximately $40 million. Maintenance expenditures are expected to increase by approximately $15 million in 2005 compared to 2004 as a result of the increased number of planned nuclear outages.

     Nuclear fuel quality. The quality of nuclear fuel utilized by Generation can affect the efficiency and costs of Generation’s operations. Certain of Generation’s nuclear units have been identified as having a limited number of fuel performance issues. Remediation actions, including those required to address performance issues, could result in increased costs due to accelerated fuel amortization and/or increased outage costs. It is difficult to predict the total cost of these remediation procedures.

     Spent nuclear fuel storage. Generation incurs costs on an annual basis for the storage of spent nuclear fuel. Under the terms of the settlement reached with the DOE in 2004, Generation will be reimbursed for costs of spent fuel storage. The approval of a national repository for the storage of spent nuclear fuel, such as the one proposed for Yucca Mountain, Nevada, and the timing of such facility opening, will significantly affect the costs associated with storage of spent nuclear fuel, and the ultimate amounts received from the DOE under the settlement. Also, the availability of a repository for spent nuclear fuel may affect the ability to fully decommission the nuclear units.

     License Renewals. Generation’s nuclear facilities are currently operating under 40-year Nuclear Regulatory Commission (NRC) licenses. Generation has applied for and received 20-year renewals for the licenses that will be expiring in the next ten years, excluding licenses for the AmerGen facilities. Generation has received 20-year renewals of the operating licenses for the Peach Bottom 2 and 3, Dresden 2 and 3 and Quad Cities 1 and 2 Units. In December 2004, the NRC issued an order that will permit Oyster Creek to operate beyond its license expiration in April 2009 if the NRC has not completed reviewing the application for renewal. The application for Oyster Creek’s license renewal is anticipated to be filed by August 2005 in order to comply with this agreement. Generation intends to evaluate opportunities, as permitted by the NRC, to apply for license renewals for some or all of the remaining licenses. If the renewals are granted, Generation cannot assure that economics will support the continued operation of the facilities for all or any portion of the renewed license. If the NRC does not renew the operating licenses for Generation’s nuclear stations, Generation’s results of operations could be adversely affected by increased depreciation rates and accelerated future decommissioning payments.

     Management believes the current status of Yucca Mountain will not impact Generation’s ability to renew the licenses for its nuclear plants. However, should a national policy for the disposal of spent nuclear fuel not be developed, the unavailability of a repository for spent nuclear fuel could become a consideration by the NRC during future nuclear license renewal proceedings, including applications for new licenses, and may affect Generation’s ability to fully decommission its nuclear units.

     Regulatory risk. The NRC may modify, suspend or revoke licenses, shut down a nuclear facility and impose civil penalties for failure to comply with the Atomic Energy Act, related regulations or the terms of the licenses for nuclear facilities. A change in the Atomic Energy Act or the applicable regulations or licenses may require a substantial increase in capital expenditures or may result in increased operating or decommissioning costs and significantly affect Generation’s results of operations or financial position. Events at nuclear plants owned by others, as well as those owned by Generation, may cause the NRC to initiate such actions.

     Operational risk. Operations at any of Generation’s nuclear generation plants could degrade to the point where Generation has to shut down the plant or operate at less than full capacity. If this were to happen, identifying and correcting the causes may require significant time and expense. Generation may choose to close a plant rather than incur the expense of restarting it or returning the plant to full capacity. In either event, Generation may lose revenue and incur increased fuel and purchased power expense to meet supply commitments. For plants operated but not wholly owned by Generation, Generation may also incur liability to the co-owners.

     On January 28, 2004, the NRC issued a letter requesting PSEG to conduct a review of its Salem facility, of which Generation owns 42.59%, to assess the workplace environment for raising and addressing safety issues. PSEG responded to the letter on February 28, 2004, and had independent assessments of the work environment at the facility performed. Assessment results were provided to the NRC in May 2004. The assessments concluded that Salem was safe for continued operation, but also identified issues that needed to be addressed. At an NRC public meeting on June 16, 2004, PSEG outlined its action plans to address these issues, which focus on safety conscious work environment, the corrective action program and work management. A letter documenting these plans and commitments was sent to the NRC on June 25, 2004. On July 30, 2004, the NRC provided a letter to PSEG indicating that it had completed its review. The letter indicated that the NRC has not identified any safety violations and that it appears that the PSEG action plan will address the key findings of both the NRC and PSEG assessments. On August 30, 2004, the NRC provided PSEG with its mid-cycle performance reviews of Salem, which detailed the NRC’s plan for enhanced oversight related to the work environment. The letter indicated the NRC plans to continue with this heightened oversight until PSEG has concluded that substantial, sustainable progress has been made, and the NRC has completed a review that confirms PSEG’s conclusions. Under the NRC oversight program, among other things, PSEG provided the NRC with a report of its progress at a public meeting in December 2004, and began publishing quarterly metrics to demonstrate performance in the fourth quarter of 2004. The next public meeting is scheduled for spring 2005.

     The spent fuel pool at each Salem Unit has an installed leakage collection system. This normal leakage path was found to be obstructed, causing concern about the extent of leakage contact with the fuel handling building’s concrete structure. PSEG is developing a solution to maintain the design function of the leakage collection system and is investigating the extent of any structural degradation caused by the leakage. The investigation should take approximately one year. If any significant degradation is identified, the repair costs to the owners of the facility could be material. The NRC issued Information Notice 2004-05 in March 2004 concerning this emerging industry issue and Generation cannot predict what further actions the NRC may take on this matter.

     Nuclear accident risk. Although the safety record of nuclear reactors, including Generation’s, generally has been very good, accidents and other unforeseen problems have occurred both in the United States and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident may exceed Generation’s resources, including insurance coverages, and significantly affect Generation’s results of operations or financial position.

     Nuclear insurance. The Price-Anderson Act limits the liability of nuclear reactor owners for claims that could arise from a single incident. The limit as of December 31, 2004 is $10.76 billion and is subject to change to account for the effects of inflation and changes in the number of licensed reactors. As required by the Price-Anderson Act, Generation carries the maximum available amount of nuclear liability insurance (currently $300 million for each operating site). Claims exceeding that amount are covered through mandatory participation in a financial protection pool. Although the Price-Anderson Act has expired, only facilities applying for NRC licenses subsequent to its expiration are affected. Existing commercial generating facilities, such as those owned and operated by Generation, remain subject to the provisions of the Price-Anderson Act.

     Nuclear Electric Insurance Limited (NEIL), a mutual insurance company to which Generation belongs, provides property and business interruption insurance for Generation’s nuclear operations. In recent years, NEIL has made distributions to its members. Generation’s distribution for 2004 was $40 million, which was recorded as a reduction to operating and maintenance expenses in its Consolidated Statement of Income. Generation cannot predict the level of future distributions or if they will continue at all.

     Decommissioning. Generation has an obligation to decommission its nuclear power plants. Based on estimates of decommissioning costs for each of the nuclear facilities in which Generation has an ownership interest, other than AmerGen facilities, the ICC permits ComEd and the PUC permits PECO to collect funds from their customers, which are deposited in nuclear decommissioning trust funds maintained by Generation. These funds, together with earnings thereon, will be used to decommission such nuclear facilities. The ICC permitted ComEd to recover $73 million per year from retail customers for decommissioning for the years 2001 through 2004 and, depending upon the portion of the output of certain generating stations taken by ComEd, up to $73 million annually in 2005 and 2006. Because ComEd is not expected to take all of the output of these stations, actual collections are expected to be less than $73 million annually in 2005 and 2006. Subsequent to 2006, there will be no further recoveries of decommissioning costs from ComEd’s customers. PECO is currently recovering $33 million annually for nuclear decommissioning. Generation expects that these collections will continue through the operating license life of each of the former PECO units, with adjustments every five years to reflect changes in cost estimates and decommissioning trust fund performance. Decommissioning expenditures are expected to occur primarily after the plants are retired. Based on current licenses and anticipated renewals, decommissioning expenditures for plants in operation are currently estimated to begin in 2029. To fund future decommissioning costs, Generation held $5.3 billion of investments in trust funds, including net unrealized gains and losses, at December 31, 2004.

     NRC regulations require that licensees of nuclear generating facilities demonstrate reasonable assurance that funds will be available in certain minimum amounts at the end of the life of the facility to decommission the facility. Generation is required to provide to the NRC a biennial report by unit (annually for Generation’s four retired units) addressing Generation’s ability to meet the NRC-estimated funding levels (NRC Funding Levels) with scheduled contributions to and earnings on the decommissioning trust funds. As of December 31, 2004, Generation’s 23 units met the NRC’s Funding Levels. Generation will submit its next biennial report to the NRC in March 2005.

     In 2003, the General Accounting Office (GAO) published a study on the NRC’s need for more effective analyses to ensure the adequate accumulation of funds to decommission nuclear power plants in the United States. As it has in the past, the GAO concluded that accumulated and future proposed funding was inadequate to achieve NRC Funding Levels at a number of U.S. nuclear plants, including a number of Generation’s plants. Generation has reviewed the GAO’s report and believes that, in reaching its conclusions, the GAO did not consider all aspects of Generation’s decommissioning strategy, such as fund growth during the decommissioning period. The inclusion of estimated earnings growth on Generation’s nuclear trust funds during the decommissioning period virtually eliminates any funding shortfalls identified in the GAO report.

     Generation currently believes that the amounts in nuclear decommissioning trust funds and future collections from ratepayers, together with earnings thereon, will provide adequate funding to decommission its nuclear facilities in accordance with regulatory requirements. Forecasting investment earnings and costs to decommission nuclear generating stations requires significant judgment, and actual results may differ significantly from current estimates. Ultimately, when decommissioning activities are initiated, if the investments held by Generation’s nuclear decommissioning trusts are not sufficient to fund the decommissioning of Generation’s nuclear plants, Generation may be required to identify other means of funding its decommissioning obligations.

Generation relies on the availability of electric transmission facilities that it does not own or control to deliver its wholesale electric power to the purchasers of the power.

     Generation depends on transmission facilities owned and operated by other companies, including ComEd and PECO, to deliver the power that it sells at wholesale. If transmission at these facilities is disrupted or transmission capacity is inadequate, Generation may not be able to sell and deliver its wholesale power. While Generation was not significantly affected by the failure in the transmission grid that served a large portion of the Northeastern United States and Canada during the August 2003 blackout, the North American transmission grid is highly interconnected and, in extraordinary circumstances, disruptions at a point within the grid can cause a systemic response that results in an extensive power outage. If a region’s power transmission infrastructure is inadequate, Generation’s recovery of wholesale costs and profits may be limited. In addition, if restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.

     The FERC has issued electric transmission initiatives that require electric transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity, access to transmission systems may in fact not be available if transmission capacity is insufficient because of physical constraints or because it is contractually unavailable. Generation also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.

Generation is directly affected by price fluctuations and other risks of the wholesale power market.

     Generation fulfills its energy commitments from the output of the generating facilities that it owns as well as through buying electricity in both the wholesale bilateral and spot markets. The excess or deficiency of energy owned or controlled by Generation compared to its obligations exposes Generation to the risks of rising and falling prices in those markets, and Generation’s cash flows may vary accordingly.

Generation’s cash flows from generation that is not used to meet its commitments to ComEd and PECO are largely dependent on wholesale prices of electricity and Generation’s ability to successfully market energy, capacity and ancillary services. In the event that lower wholesale prices of electricity reduce Generation’s current or forecasted cash flows, the carrying value of Generation’s generating units may be determined to be impaired and Generation would be required to incur an impairment loss.

     The wholesale spot market price of electricity for each hour is generally determined by the cost of supplying the next unit of electricity to the market during that hour. Many times, the next unit of electricity supplied would be supplied from generating stations fueled by fossil fuels, primarily natural gas. Consequently, the open-market wholesale price of electricity may reflect the cost of natural gas plus the cost to convert natural gas to electricity. Therefore, changes in the supply and cost of natural gas generally affect the open market wholesale price of electricity.

     Credit Risk. In the bilateral markets, Generation is exposed to the risk that counterparties that owe Generation money or energy will not perform their obligations for operational or financial reasons. In the event the counterparties to these arrangements fail to perform, Generation might be forced to purchase or sell power in the wholesale markets at less favorable prices and incur additional losses, to the extent of amounts, if any, already paid to the counterparties. In the spot markets, Generation is exposed to the risks of whatever default mechanisms exist in that market, some of which attempt to spread the risk across all participants, which may or may not be an effective way of lessening the severity of the risk and the amounts at stake. Generation is also a party to agreements with entities in the energy sector that have experienced rating downgrades or other financial difficulties.

     In order to evaluate the viability of Generation’s counterparties, Generation has implemented credit risk management procedures designed to mitigate the risks associated with these transactions. These policies include counterparty credit limits and, in some cases, require deposits or letters of credit to be posted by certain counterparties. Generation’s counterparty credit limits are based on a scoring model that considers a variety of factors, including leverage, liquidity, profitability, credit ratings and risk management capabilities. Generation has entered into payment netting agreements or enabling agreements that allow for netting of payables and receivables with the majority of its large counterparties. The credit department monitors current and forward credit exposure to counterparties and their affiliates, both on an individual and an aggregate basis.

     The integration of the retail businesses of Exelon Energy subjects Generation to credit risk resulting from a new customer base.

     Immature Markets. Certain wholesale spot markets are new and evolving markets that vary from region to region and are still developing practices and procedures. While the FERC has proposed initiatives to standardize wholesale spot markets, Generation cannot predict whether that effort will be successful, what form any of these markets will eventually take or what roles Generation will play in them. Problems in or the failure of any of these markets, as was experienced in California in 2000, could adversely affect Generation’s business.

     Hedging. The Power Team buys and sells energy and other products in the wholesale markets and enters into financial contracts to manage risk and hedge various positions in Generation’s power generation portfolio. This activity, along with the effects of any specialized accounting for trading contracts, may cause volatility in Generation’s future results of operations.

     Weather. Generation’s operations are affected by weather, which affects demand for electricity as well as operating conditions. Generation plans its business based upon normal weather assumptions. To the extent that weather is warmer in the summer or colder in the winter than assumed, Generation may require greater resources to meet its contractual requirements to ComEd and PECO. Extreme weather conditions or storms may affect the availability of generation capacity and transmission, limiting Generation’s ability to source or send power to where it is sold.

These conditions, which may not have been fully anticipated, may have an adverse effect by causing Generation to seek additional capacity at a time when wholesale markets are tight or to seek to sell excess capacity at a time when those markets are weak. Generation incorporates contingencies into its planning for extreme weather conditions, including potentially reserving capacity to meet summer loads at levels representative of warmer-than-normal weather conditions.

     Excess capacity. Energy prices are also affected by the amount of supply available in a region. In the markets where Generation sells power, there has been a significant increase in the number of new power plants commencing commercial operations in recent years. An excess supply situation can lead to conditions with reduced wholesale market prices.

Generation’s business is also affected by the restructuring of the energy industry.

     Regional Transmission Organizations and Standard Market Platform. Generation is dependent on wholesale energy markets and open transmission access and rights by which Generation delivers power to its wholesale customers, including ComEd and PECO. Generation uses the wholesale regional energy markets to sell power that Generation does not need to satisfy its long-term contractual obligations, to meet long-term obligations not provided by its own resources and to take advantage of price opportunities.

     Wholesale markets have only been implemented in certain areas of the country and each market has unique features which may create trading barriers among the markets. The FERC has proposed initiatives, including RTOs, to encourage the development of large regional, uniform markets and to eliminate trade barriers. The FERC’s effort to promote RTOs throughout the states has generated substantial opposition by some state regulators and other governmental bodies. In addition, efforts to develop a RTO have been abandoned in certain regions. Generation supports the development of RTOs and implementation of standard market protocols for these regions, and others, but cannot predict their success or whether they will lead to the development of the envisioned large, successful wholesale markets.

     Approximately 79% of Generation’s generating resources, which include directly owned assets and capacity obtained through long-term contracts, are located in the region encompassed by PJM, following PJM’s expansion to the Midwest markets in 2004. The PJM market has been the most successful and liquid regional market. Generation’s future results of operations may be affected by the successful expansion of that market to the Midwest and the implementation of any market changes mandated by the FERC.

     Provider of Last Resort. As discussed above, ComEd and PECO each have POLR obligations that they have effectively transferred to Generation through full-requirements contracts. Because the choice of electricity generation supplier lies with the customer, planning to meet these obligations has a higher level of uncertainty than that traditionally experienced due to weather and the economy. It is difficult for Generation to plan the energy demand of ComEd and PECO customers. The uncertainty regarding the amount of ComEd and PECO load for which Generation must prepare increases Generation’s costs and may limit its sales opportunities. A significant under-estimation of the electric-load requirements of ComEd and PECO could result in Generation not having enough power to cover its supply obligation, in which case Generation would be required to buy power from third parties or in the spot markets at prevailing market prices. Those prices may not be as favorable or as manageable as Generation’s long-term supply expenses and thus could increase Generation’s total costs.

     As the demand for energy rises in the future, it may be necessary to increase capacity through the construction of new generating facilities. Both Illinois and Pennsylvania statutes contemplate that future generation will be built at the risk of market participants. Any construction of new generating facilities by Generation would be subject to market concentration tests administered by the FERC.

Effective management of capital projects is important to Generation’s business.

     Generation’s business is capital intensive and requires significant investments in energy generation and in other internal infrastructure projects. The inability of Generation to effectively manage its capital projects could adversely affect Generation’s results of operations.

The interaction between the energy delivery and generation businesses provides Exelon a partial hedge of wholesale energy market prices.

     The price of power purchased and sold in the open wholesale energy markets can vary significantly in response to market conditions. The amounts of power that Generation provides to ComEd and PECO vary from month to month; however, delivery requirements are generally highest in the summer when wholesale power prices are also generally highest. Therefore, energy committed by Generation to serve ComEd and PECO customers is not exposed to the price uncertainty of the open wholesale energy market. Generally, between 60% and 70% of Generation’s supply serves ComEd and PECO customers. Consequently, Generation has limited its earnings exposure from the volatility of the wholesale energy market to the energy generated in excess of the ComEd and PECO requirements, as well as any other contracted longer term obligations.

     As its business continues to evolve, Generation is exploring other long-term contracts or arrangements, which arrangements could limit its earnings opportunity if market prices are significantly different than its expectations.

Generation’s financial performance depends on its ability to respond to competition in the energy industry.

     As a result of industry restructuring, numerous generation companies created by the disaggregation of vertically integrated utilities have become active in the wholesale power generation business. In addition, independent power producers (IPP) have become prevalent in the wholesale power industry. In recent years, IPPs and the generation companies of disaggregated utilities have installed new generating capacity at a pace greater than the growth of electricity demand. These new generating facilities may be more efficient than Generation’s facilities. The introduction of new technologies could increase competition, which could lower prices and have an adverse effect on Generation’s results of operations or financial condition. Generation’s financial performance depends on its ability to respond to competition in the energy industry.

Power Team’s risk management policies cannot fully eliminate the risk associated with its power trading activities.

     Power Team’s power trading (including fuel procurement and power marketing) activities expose Generation to risks of commodity price movements. Generation attempts to manage its exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. Even when its policies and procedures are followed, and decisions are made based on projections and estimates of future performance, results of operations may be diminished if the judgments and assumptions underlying those decisions prove to be wrong or inaccurate. Factors, such as future prices and demand for power and other energy-related commodities, become more difficult to predict and the calculations become less reliable the further into the future estimates are made. As a result, Generation cannot predict the impact that its power trading and risk management decisions may have on its business, operating results or financial position.

General Business

The Registrants may make acquisitions that do not achieve the intended financial results.

     The Registrants may continue to pursue investments that fit their strategic objectives and improve their financial performance. On December 20, 2004, Exelon announced the execution of the Merger Agreement with PSEG. Exelon and PSEG entered into the Merger Agreement with the expectation that the Merger would result in various benefits, including, among other things, cost savings and operating efficiencies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether the businesses of Exelon and PSEG are integrated in an efficient and effective manner, as well as general competitive factors in the market place. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues generated by the combined company and diversion of management’s time and energy and could have an adverse effect on the combined company’s business, financial condition, operating results and prospects.

     Before the Merger may be completed, various approvals or consents must be obtained from FERC, the SEC, the NRC and various utility regulatory, antitrust and other authorities in the United States and in foreign jurisdictions. The governmental authorities from which these approvals are required may impose conditions on completion of the Merger or require changes to the terms of the Merger. These conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of the combined company and or the individual registrants following the Merger, any of which might have a material adverse effect on the combined company or the individual registrants following completion of the Merger.

     Additionally, the Merger Agreement contains certain termination rights for both Exelon and PSEG, and further provides that, upon termination of the Merger Agreement under specified circumstances, (1) Exelon may be required to pay PSEG a termination fee of $400 million plus PSEG’s transaction expenses up to $40 million and (2) PSEG may be required to pay Exelon a termination fee of $400 million plus Exelon’s transaction expenses up to $40 million.

     Among the factors considered by the board of directors of Exelon in connection with its approvals of the Merger Agreement were the benefits as well as the risks that could result from the Merger. Exelon cannot give any assurance that these benefits will be realized within the time periods contemplated or even that they will be realized at all.

The Registrants’ results of operations may be affected by the divestiture of businesses and facilities.

     The Registrants may decide to divest businesses or facilities that do not fit with their strategic objectives or improve their financial performance, such as the sale of Generation’s interest in Sithe and the divestiture or wind down of the remaining businesses of Enterprises. The Registrants may be unable to successfully divest or wind down these businesses and facilities for a number of reasons, including an inability to locate appropriate buyers or to negotiate acceptable terms for transactions. In addition, the amount that the Registrants may realize from a divestiture of a business or a facility is subject to fluctuating market conditions that may contribute to pricing and other terms that may be materially different than expected and could result in losses on sales. The Registrants also face risks in managing these businesses prior to their divestitures due to potential turnover of key employees and operating the businesses through their transition. The Registrants may also incur costs related to the wind down of businesses that will not be sold or unfavorable post-close purchase price adjustments related to divestitures.

Results of operations are affected by increasing costs.

     Inflation affects the Registrants through increased operating costs and increased capital costs for plant and equipment. As a result of the rate freezes and caps under which the Energy Delivery business operates and price pressures due to competition, Energy Delivery may not be able to pass the costs of inflation through to its customers. In addition, the Registrants face rising medical benefit costs, which are increasing at a rate that greatly exceeds the rate of general inflation. If the Registrants are unable to successfully manage their medical benefit costs, their results of operations could be negatively affected.

Market performance affects decommissioning trust funds and benefit plan asset values.

     The performance of the capital markets affects the values of the assets that are held in trust to satisfy future obligations under pension and postretirement benefit plans and to decommission Generation’s nuclear plants. The Registrants have significant obligations in these areas and hold significant assets in these trusts. A decline in the market value of those assets, as was experienced from 2000 to 2002, may increase the funding requirements of these obligations.

Regulations imposed by the SEC under PUHCA affect business operations.

     Exelon is subject to regulation by the SEC under PUHCA as a result of its ownership of ComEd and PECO. That regulation affects Exelon’s ability to:

•	diversify, by generally restricting investments to traditional electric and gas utility businesses and related businesses;

•	invest in or operate SEC-approved, non-utility companies beyond authorized financial and operating thresholds;

•	issue securities, by requiring the prior approval of the SEC or, for ComEd and PECO, requiring the approval of state regulatory commissions;

•	engage in transactions among affiliates without the SEC’s prior approval and, then, only at cost, since the PUHCA regulates business between affiliates in a utility holding company system;

•	make dividend payments in specified situations;

•	make intercompany loans in specified companies;

•	restructure capitalization to the extent the equity ratio falls below 30%; and

•	operate with a “complex” corporate structure.

     The Registrants may incur substantial costs to fulfill their obligations related to environmental matters.

     The businesses in which the Registrants operate are subject to extensive environmental regulation by local, state and Federal authorities. These laws and regulations affect the manner in which they conduct their operations and make capital expenditures. These regulations affect how the Registrants handle air and water emissions and solid waste disposal and are an important aspect of their operations. In addition, the Registrants are subject to liability under these laws for the costs of remediating environmental contamination of property now or formerly owned by the Registrants and of property contaminated by hazardous substances they generate. They believe that they have a responsible environmental management and compliance program; however, they have incurred and expect to incur significant costs related to environmental compliance, site remediation and clean-up. Remediation activities associated with manufactured gas plant operations conducted by predecessor companies will be one component of such costs. Also, they are currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

     As of December 31, 2004, Exelon, ComEd, PECO and Generation had reserves for environmental investigation and remediation costs of $124 million, $61 million, $47 million and $16 million, respectively, exclusive of decommissioning liabilities. The Registrants have accrued and will continue to accrue amounts that are believed prudent to cover these environmental liabilities, but the Registrants cannot predict with any certainty whether these amounts will be sufficient to cover their environmental liabilities. The Registrants cannot predict whether they will incur other significant liabilities for any additional investigation and remediation costs at additional sites not currently identified by them, environmental agencies or others, or whether such costs will be recoverable from third parties.

     In July 2004, the EPA issued the final Phase II rule implementing Section 316(b) of the Clean Water Act. This rule establishes national requirements for reducing the adverse environmental impacts from the entrainment and impingement of aquatic organisms at existing power plants. The rule identifies particular standards of performance with respect to entrainment and impingement and requires each facility to monitor and validate this performance in future years. All of Exelon’s power generation facilities with cooling water systems are subject to the regulations. Facilities without closed-cycle recirculating systems are potentially most affected. Those facilities are Clinton, Cromby, Dresden, Eddystone, Fairless Hills, Handley, Mountain Creek, New Boston, Oyster Creek, Peach Bottom, Quad Cities, and Salem. Exelon is currently evaluating compliance options at its affected plants. At this time, Exelon cannot estimate the effect that compliance with the Phase II rule requirements will have on the operation of Generation’s generating facilities and its future results of operations, financial condition and cash flows. There are many factors to be considered and evaluated to determine the extent to which there will be financial and operational impacts. The considerations and evaluations include, but are not limited to obtaining clarifying interpretations of the requirements from state regulators, resolving outstanding litigation proceedings concerning the requirements, completing studies to establish biological baselines for each facility, and performing environmental and economic cost benefit evaluation of the potential compliance alternatives in accordance with the requirements.

     In June 2001, the New Jersey Department of Environmental Protection (NJDEP) issued a renewed NPDES permit for Salem, expiring in July 2006, allowing for the continued operation of Salem with its existing cooling water system. An application for renewal of that permit, including a demonstration of compliance with the requirements of the recently published Federal Water Pollution Control Act Section 316(b) regulations, must be submitted to NJDEP by February 2, 2006 unless the NJDEP grants additional time to collect information to comply with the new regulations. NJDEP advised PSEG in a letter dated July 12, 2004 that it strongly recommends reducing cooling water intake flow commensurate with closed-cycle cooling as a compliance option for Salem. PSEG has not made a determination regarding how it will demonstrate compliance with the Section 316(b) regulations. If application of the Section 316(b) regulations requires the retrofitting of Salem’s cooling water intake structure to reduce cooling water intake flow commensurate with closed-cycle cooling, the retrofit and any resulting cost of interim replacement power could result in material costs of compliance to the owners of the facility.

     For additional information regarding environmental matters, see “Environmental Regulation” in ITEM 1 of this Form 10-K.

The Registrants must actively manage the security of their people and facilities.

     As a result of the events of September 11, 2001, the electric industry has developed additional security guidelines. The electric industry, through the North American Electric Reliability Council, developed physical security guidelines, which were accepted by the United States Department of Energy and which may become mandatory through regulation or legislation. The gas industry, through the American Gas Association, developed physical security guidelines that were accepted by the United States Department of Transportation.

     Generation has also initiated security measures, including implementation of measures mandated by the NRC for the nuclear facilities, to safeguard its employees and critical operations and is actively participating in industry initiatives to identify methods to maintain the reliability of its energy production and delivery systems. These security measures have resulted in and are expected to continue to result in increased costs. On a continuing basis, Generation evaluates enhanced security measures at certain critical locations, enhanced response and recovery plans and assesses long-term design changes and redundancy measures. Additionally, the energy industry is working with governmental authorities to ensure that emergency plans are in place and critical infrastructure vulnerabilities are addressed in order to maintain the reliability of the country’s energy systems. These measures will involve additional expense to develop and implement.

Changes in the availability and cost of insurance mean that the Registrants have greater exposure to economic loss due to property damage and liability.

     The Registrants carry property damage and liability insurance for their properties and operations. As a result of significant changes in the insurance marketplace, due in part to terrorist acts, the available coverage and limits may be less than the amount of insurance obtained in the past, the costs of obtaining such insurance may be higher and the recovery for losses due to terrorist acts may be limited. The Registrants are self-insured for deductibles and to the extent that any losses may exceed the amount of insurance maintained. A claim that exceeds the amounts available under their property damage and liability insurance, together with the deductible, would negatively affect their results of operations.

Taxation has a significant impact on results of operations.

     Tax reserves and the recoverability of deferred tax assets. The Registrants are required to make judgments regarding the potential tax effects of various financial transactions and their ongoing operations to estimate their obligations to taxing authorities. These tax obligations include income, real estate, use and employment-related taxes and ongoing appeals related to these tax matters. These judgments include reserves for potential adverse outcomes regarding tax positions that have been taken. The Registrants must also assess their ability to generate capital gains in future periods to realize tax benefits associated with capital losses previously generated or expected to be generated in future periods. Capital losses may be deducted only to the extent of capital gains realized during the year of the loss or during the three prior or five succeeding years. The Registrants do not record valuation allowances for deferred tax assets related to capital losses that the Registrants believe will be realized in future periods. Generation has recorded valuation allowances against certain deferred assets associated with capital losses due to the consolidation of Sithe.

     Increases in state income taxes. Due to the revenue needs of the states in which the Registrants operate, various state income tax and fee increases have been proposed or are being contemplated. The Registrants cannot predict whether legislation or regulation will be introduced, the form of any legislation or regulation, whether any such legislation or regulation will be passed by the state legislatures or regulatory bodies, or, if enacted, whether any such legislation or regulation would be effective retroactively or prospectively. If enacted, these changes could increase state income tax expense and could have a negative impact on the Registrants’ results of operations and cash flows.

     Investments in synthetic fuel-producing facilities. Exelon has purchased interests in three synthetic fuel-producing facilities, which increased Exelon’s net income by $70 million in 2004. Tax credits generated by the production of synthetic fuel are subject to a phase-out provision that gradually reduces tax credits as the annual average wellhead price per barrel of domestic crude oil increases into an inflation-adjusted phase-out range. If domestic crude oil prices remain high in 2005, the tax credits and net income generated by the investments may be reduced substantially. In addition, Exelon has recorded an intangible asset related to its investments in these facilities with a net carrying value of $208 million at December 31, 2004 that could become impaired if domestic crude oil prices continue to increase in the future.

Exelon and its subsidiaries have guaranteed the performance of third parties that may result in substantial cost in the event of non-performance.

     Exelon and its subsidiaries have issued certain guarantees of the performance of others, which obligate Exelon to perform in the event that the third parties do not perform. In the event of non-performance by the third parties to these guarantees, Exelon and its subsidiaries could incur substantial cost to fulfill their obligations under these guarantees. Such performance could have a material impact on the financial statements of Exelon and its subsidiaries. See Note 20 of Exelon’s Notes to Consolidated Financial Statements for additional information regarding guarantees.

New Accounting Pronouncements

     See Note 1 of Exelon’s Notes to Consolidated Financial Statements for information regarding new accounting pronouncements.